Exhibit 10.11

Date: June 13, 2017

To: NexPoint Capital, Inc.

From: BNP Paribas, London Branch

MASTER CONFIRMATION FOR

LOAN TOTAL RETURN SWAP TRANSACTIONS

THIS CONFIRMATION CANCELS AND REPLACES OUR PREVIOUS CONFIRMATION SENT

UNDER THE SAME REFERENCES

Ladies and Gentlemen:

The purpose of this Master Confirmation for Loan Total Return Swap Transactions (this “Master Confirmation”) is to set forth the terms and conditions of the total return swap transactions entered into from time to time between BNP Paribas (“BNPP”) and NexPoint Capital, Inc. a Delaware Corporation organized under the laws of the United States (“Counterparty”) (each, a “Transaction” and, collectively, the “Transactions”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The parties agree that the confirmation applicable to any Transaction, which shall constitute a “Confirmation” for the purposes of, and will supplement, form a part of, and be subject to, the Master Agreement, shall consist of this Master Confirmation and the trade details and specific terms applicable to such Transaction set forth in Annex I.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. In the event of any inconsistency between the Definitions and this Master Confirmation, this Master Confirmation will govern. Capitalized terms used but not defined in this Master Confirmation have the meanings assigned to them in Appendix A. Capitalized terms used but not defined in this Master Confirmation or in Appendix A have the meanings assigned to them in the Definitions.

1. AGREEMENT

This Master Confirmation supplements, forms a part of and is subject to, the ISDA 2002 Master Agreement, dated as of May 22, 2017 (as amended, supplemented and otherwise modified and in effect from time to time, the “Master Agreement”), together with the schedule and any credit support annex (the “Credit Support Annex”) thereto, between BNPP and Counterparty. All provisions contained in the Master Agreement govern this Master Confirmation except as expressly modified below.

2. TERMS OF TRANSACTIONS

Each Transaction shall be governed by the terms and conditions set forth below, as supplemented by the trade details and specific terms of such Transaction set forth in Annex I. On each Business Day after the Facility Trade Date, BNPP shall deliver to Counterparty a revised Annex I reflecting each Transaction entered into under this Master Confirmation as of the end of the immediately preceding Business Day.

General Terms:

Facility Trade Date:	June 13, 2017

Facility Effective Date:	June 15, 2017

Facility Scheduled Termination Date:	December 10, 2017; subject to automatic extension as provided in the following sentence. On the 25th day of the calendar month immediately preceding the then Facility Scheduled Termination Date (commencing on November 25, 2017) (each such date, an “Automatic Extension Date”), the Facility Scheduled Termination Date shall be automatically extended to the date occurring six (6) calendar months after the then Facility Scheduled Termination Date (prior to giving effect to such extension) unless either of BNPP or Counterparty provides written notice to the other party by the applicable Automatic Extension Date that the Facility Scheduled Termination Date will not be further extended as of such Automatic Extension Date.

Facility Final Termination Date:	The date occurring 6 months after the Facility Scheduled Termination Date.

Facility Termination Date:	The earlier to occur of (i) the later of (A) the Facility Scheduled Termination Date and (B) the final Transaction Termination Date, (ii) the Facility Final Termination Date, or (iii) the date that Counterparty or BNPP declares to be a Facility Termination Date pursuant to the provisions hereof. The obligations of the parties to make payments required to be made hereunder shall remain unaffected by the occurrence of the Facility Termination Date.

Transaction Termination Date:

(a) With respect to any Transaction for which there exists a Repaid Obligation, the related Repayment Date; and

(b) With respect to any Transaction for which there exists a Terminated Obligation, the related Transaction Termination Settlement Date.

Reference Portfolio:	As of any date of determination, all Reference Obligations with respect to all Transactions outstanding on such date.

Reference Obligation:	With respect to any Transaction, the obligation listed in Annex I for such Transaction.

Transaction Initiation:

Counterparty may, by notice to BNPP on any Business Day that is on or after the Facility Trade Date and prior to the first day of the Ramp-Down Period, request that any obligation (each, a “Reference Obligation”) become the subject of a new Transaction hereunder. Any such notice shall specify (1) the proposed Reference Obligation, (2) whether such Reference Obligation is a Term Obligation, Revolving Reference Obligation or Delayed Drawdown Reference Obligation, (3) the Initial Funded Amount of such Reference Obligation, (4) the related Reference Entity, (5) the related Reference Amount, (6) the LoanX ID of such Reference Obligation, (7) the coupon of such Reference Obligation, (8) the maturity date of such Reference Obligation, (9) if such Reference Obligation is a floating rate obligation, the floating rate index minimum rate of such Reference Obligation, (10) the aggregate outstanding indebtedness of the related Reference Entity, (11) the facility size of the related Reference Obligation, (12) the Moody’s Rating of such Reference Obligation, (13) the S&P Rating of such Reference Obligation, (14) the Moody’s Industry Classification of such Reference Obligation, (15) the Bloomberg Industry Subgroup Classification of such Reference Obligation, (16) the S&P Industry Classification of such Reference Obligation, (17) the domicile of the related Reference Entity, (18) whether such Reference Obligation is a Senior Secured Obligation or a Second Lien Obligation, (19) an estimate of the Initial Price of such Reference Obligation, and (20) whether the related Reference Entity is an Affiliate of Counterparty.

Counterparty acknowledges that, in connection with any request made pursuant to the immediately preceding paragraph, BNPP may perform, in respect of the related Reference Obligation, diligence concerning the existence or potential existence of an AML Violation, an OFAC Violation or a violation of BNPP’s corporate and social responsibility policy and may, if it determines in its sole discretion that such Transaction would, or would be reasonably likely to, result in an AML Violation, an OFAC Violation or a violation of BNPP’s corporate and social responsibility policy, withhold its consent to such Transaction on that basis.

BNPP may, in its sole discretion, consent to the proposed Reference Obligation becoming the subject of a Transaction hereunder. The effectiveness of BNPP’s consent to enter into such Transaction on such terms shall in all cases be subject to the satisfaction of the following conditions: (a) Counterparty provides a Firm Offer as described in the immediately succeeding paragraph on or prior to (i) the date that is three (3) days after the date BNPP notifies Counterparty of such consent and (ii) the date on which BNPP notifies Counterparty that BNPP has withdrawn such consent (the earlier of such dates, the “Firm Bid Date”); (b) such Firm Offer is within 10% of the estimate of the Initial Price specified in Counterparty’s request (and, if not, Counterparty must submit an updated request, to which BNPP may, in its sole discretion, consent as provided in the immediately preceding sentence); (c) on the Transaction Trade Date, the proposed Reference Obligation satisfies the Obligation Criteria set forth in Annex II, as determined by BNPP in its sole discretion; and (d) after entering into such proposed Transaction, the Reference Obligations relating to the then existing Transactions, in the aggregate, would not exceed any of the applicable limits set forth in the Portfolio Criteria set forth in Annex III; provided that the condition set forth in clause (d) is not applicable if the Transaction Trade Date falls within the Ramp-Up Period and the Portfolio Notional Amount after giving effect to the proposed Transaction would not exceed $25 million.

If BNPP consents to the proposed Reference Obligation becoming the subject of a Transaction hereunder, then the Independent Amount Percentage applicable to such Transaction will be as specified pursuant to Clause 9 herein unless otherwise specified by BNPP. If Counterparty consents to such Independent Amount Percentage, then Counterparty shall provide, no later than 3:00 p.m. (New York time) on the Firm Bid Date, a Firm Offer for such proposed Reference Obligation and the Approved Counterparty from which such Firm Offer was obtained. The date on which Counterparty provides such Firm Offer shall be the “Transaction Trade Date” for such Transaction, and the Firm Offer provided by Counterparty shall be the “Initial Price” for such Transaction.

Notwithstanding anything to the contrary in this Master Confirmation, if Counterparty requests on any Business Day that is on or after the Facility Trade Date and prior to the first day of the Ramp-Down Period, that a Pre-Approved Reference Obligation become the subject of a Transaction hereunder, then, provided that the Counterparty and BNPP have agreed to an Initial Price with respect to such Pre-Approved Reference Obligation, the conditions set forth in the second preceding paragraph shall be deemed to have been satisfied and such Pre-Approved Reference Obligation shall become the subject of a Transaction hereunder. With respect to any Transaction related to a Pre-Approved Reference Obligation, (i) the “Transaction Trade Date” shall be the date on which BNPP and Counterparty agree to the Initial Price for such Pre-Approved Reference Obligation and (ii) the Independent Amount Percentage will be as specified pursuant to Clause 9.

With respect to any Transaction, not later than one Business Day after the related Transaction Trade Date, subject to the satisfaction of the conditions described in the third preceding paragraph, BNPP shall deliver to Counterparty a revised Annex I, which shall include the relevant trade details, including the Independent Amount Percentage and the Initial Price, applicable to such Transaction. Counterparty may, within two (2) Business Days of receipt of any Annex I, request correction of any error therein. Absent manifest error, failure by Counterparty to request correction shall be deemed to be an affirmation and acceptance of the terms of the Transactions reflected on Annex I.

Upon the satisfaction of the conditions set forth in the fourth preceding paragraph, on the Transaction Trade Date for a Transaction, such Transaction shall, for all purposes hereof other than calculating Rate Payments, be deemed to be effective. On the Transaction Settlement Date for a Transaction, such Transaction shall, solely for the purposes of calculating Rate Payments, be deemed to be effective. The “Transaction Settlement Date” for a Transaction shall be the date following the Transaction Trade Date for such Transaction that is customary for settlement of the related Reference Obligation substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation (as determined by the Calculation Agent), or any date specified by Counterparty and agreed to by BNPP; provided that if BNPP, any of its Affiliates or the Hedging Vehicle elects to establish a related hedge and notifies Counterparty of such election on the Transaction Trade Date, the Transaction Settlement Date shall be deemed to be the date on which such related hedge actually settles and the Calculation Agent shall make any adjustments to account for Delay Compensation in accordance with Clause 6(b) hereof. For the avoidance of doubt, none of BNPP, any of its Affiliates or the Hedging Vehicle shall be under any obligation to hedge any such Transaction or to own or hold any such Reference Obligation, and any of BNPP, its Affiliates and the Hedging Vehicle may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regarding Counterparty. Notwithstanding the foregoing, if BNPP, any of its Affiliates or the Hedging Vehicle elects to establish a related hedge in respect of the Reference Obligation designated with respect to a new Transaction, and if (i) BNPP elects to give notice to Counterparty that such related hedge has failed to settle within a commercially reasonable period of time (as determined by the Calculation Agent and set forth in such notice) following the Transaction Settlement Date or (ii) if BNPP determines (in its sole discretion) that an AML Violation or OFAC Violation exists or could exist with respect to the related Reference Obligation, or if the settlement of such related hedge would or could result in a violation of BNPP’s “know your customer” compliance program or BNPP’s corporate and social responsibility policy, then the Transaction shall, in all cases and for all purposes hereof, be deemed never to have been effective and it shall be deemed that neither a Transaction Trade Date nor a Transaction Settlement Date occurred in respect of such Transaction, and neither BNPP nor Counterparty shall have any obligations hereunder in respect of such ineffective Transaction (except, in the case of clause (ii) of this sentence, Counterparty shall be liable to BNPP for any losses incurred by BNPP, such Affiliate or Hedging Vehicle in connection with their respective efforts to effect the settlement of such related hedge).

Subject to Section 2(c) of the Master Agreement, in respect of each Transaction under this Master Confirmation or, in the case of the Counterparty Second Floating Amount and Counterparty Third Floating Amount, in respect of the Reference Portfolio, (a) Counterparty shall pay to BNPP the following amounts determined in accordance with the terms of this Master Confirmation for each applicable date: (i) on each Counterparty First Floating Rate Payer Payment Date, the Counterparty First Floating Amount, (ii) on each Counterparty Second Floating Rate Payer Payment Date, the Counterparty Second Floating Amount, (iii) on each Counterparty Third Floating Rate Payer Payment Date, the Counterparty Third Floating Amount, (iv) on each Counterparty Fourth Floating Rate Payer Payment Date, the Counterparty Fourth Floating Amount, and (v) on each Counterparty Fifth Floating Rate Payer Payment Date, the Counterparty Fifth Floating Amount, and (b) BNPP shall pay to Counterparty the following amounts determined in accordance with the terms of this Master Confirmation for each applicable date: (i) on each BNPP Fixed Amount Payer Payment Date, the BNPP Fixed Amount, and (ii) on each BNPP Floating Rate Payer Payment Date, the BNPP Floating Amount.

With respect to any Transaction, if any payment of interest on the related Reference Obligation that would otherwise be made during the period from and including the Transaction Trade Date to but excluding the Transaction Termination Trade Date is not made but is capitalized as additional principal (without default), then the amount of interest so capitalized as principal shall become a new Transaction hereunder (a “PIK Transaction”) having the same terms and conditions as the Transaction relating to the Reference Obligation in respect of which such interest is capitalized, except that (1) the Initial Price in relation to such PIK Transaction shall be 0%, (2) the Transaction Trade Date and Transaction Settlement Date for such PIK Transaction shall be the date on which such interest is capitalized and (3) the Reference Amount of such PIK Transaction will be the amount of interest so capitalized as principal. BNPP shall give notice to Counterparty after a PIK Transaction becomes outstanding as provided above, which notice shall set forth the information in the foregoing clauses (2) and (3).

Reference Entity:	With respect to any Transaction, the borrower of the related Reference Obligation identified as such in Annex I. In addition, with respect to any Transaction, “Reference Entity”, unless the context otherwise requires, shall also refer to any guarantor of or other obligor on the related Reference Obligation.

Ramp-Up Period:	The period from and including the Facility Effective Date and ending on and including August 10, 2017.

Ramp-Down Period:	The period from and including the later of (i) the date that is sixty (60) days prior to the Facility Scheduled Termination Date and (ii) the date on which a party provides written notice to the other party that the Facility Scheduled Termination Date will not be further extended, and ending on and including the Facility Scheduled Termination Date.

Portfolio Notional Amount:	As of any date of determination, the sum of the Notional Amounts for all Reference Obligations as of such date.

Notional Amount:	In relation to any Transaction, as of any date of determination, the Reference Amount of the related Reference Obligation as of such date multiplied by the Initial Price in relation to such Reference Obligation.

Notional Funded Amount:

As of any date of determination on or after the Transaction Settlement Date for any Transaction, in relation to a related Reference Obligation that is:

(a)    a Term Obligation, the Notional Amount of such Reference Obligation on such date of determination;

(b)    a Delayed Drawdown Reference Obligation or a Revolving Reference Obligation, (i) the Initial Funded Amount multiplied by the Initial Price, plus (ii) the Net Current Funded Amount on such date of determination, less (iii) the product of (x) the Reference Amount on such date of determination less the Initial Funded Amount, multiplied by (y) 100% minus the Initial Price;

in each case as may be reduced in accordance with Clause 3 or Clause 5 hereof; provided that if the Notional Funded Amount for any Reference Obligation is at any time less than zero, such Notional Funded Amount shall be deemed to equal zero.

Portfolio Notional Funded Amount:	As of any date of determination, the aggregate of all Notional Funded Amounts with respect to all Reference Obligations in the Reference Portfolio on such date of determination.

Reference Amount:

With respect to any Transaction, the “Reference Amount” indicated in Annex I. With respect to any Transaction in respect of which the related Reference Obligation is a Committed Obligation, the Reference Amount shall include the aggregate stated face amount of all letters of credit, bankers’ acceptances and other similar instruments issued in respect of such Committed Obligation to the extent that the holder of such Committed Obligation is obligated to extend credit in respect of any drawing or other similar payment thereunder.

In the event any Reference Amount is reduced in accordance with Clause 3 or Clause 5 hereof, BNPP shall provide a revised Annex I reflecting such reduction on the next succeeding Business Day.

Utilization Amount:	In relation to any Calculation Period, the daily average of the Portfolio Notional Funded Amount during such Calculation Period.

Maximum Portfolio Notional Amount:	USD 40,000,000, or such greater amount as the parties may agree to in writing.

Minimum Portfolio Notional Amount:	On any date of determination, 80% of the Maximum Portfolio Notional Amount in effect on such date.

Business Day:	New York.

Payment Business Day:	A day on which commercial banks and foreign exchange markets settle payments and are open for general business in New York and London.

Business Day Convention:	Following (which shall apply to any date specified herein for the making of any payment or determination or the taking of any action which falls on a day that is not a Business Day).

Monthly Period:	Each period from but excluding the 10th day of any calendar month to and including the same day of the immediately succeeding calendar month; provided that the first such period will commence on, and include, the Facility Effective Date and end on, but exclude, July 10, 2017.

Calculation Agent:	BNPP; provided that, if an Event of Default shall have occurred and be continuing with respect to BNPP, then a Dealer selected by Counterparty in good faith that is not an Affiliate of either party shall be the Calculation Agent so long as no Event of Default with respect to Counterparty shall have occurred and be continuing. Unless otherwise specified, the Calculation Agent shall make all determinations, calculations and adjustments required pursuant to this Master Confirmation in good faith and on a commercially reasonable basis.

Calculation Agent City:	New York

Initial Price:	With respect to any Transaction and the related Reference Obligation, the Initial Price specified in Annex I. With respect to any Transaction, the Initial Price proposed by Counterparty and agreed by BNPP as provided in “Transaction Initiation” above will be determined as of the related Transaction Trade Date exclusive of accrued interest and will be expressed as a percentage. With respect to any Transaction, the Initial Price will be determined exclusive of expenses that would be incurred by a buyer in connection with any purchase of the Reference Obligation and exclusive of any Delay Compensation.

Payments by Counterparty

Counterparty First Floating Amounts

Counterparty First Floating Amount Payer:	Counterparty

Counterparty First Floating Amount:	In relation to any Counterparty First Floating Rate Payer Payment Date, the sum, for each Transaction for which such date is a Counterparty First Floating Rate Payer Payment Date, of the products of (a) the Counterparty First Floating Rate Payer Calculation Amount for such Transaction for the related Counterparty First Floating Rate Payer Calculation Period multiplied by (b) the Counterparty First Floating Rate Option for such Transaction during the related Counterparty First Floating Rate Payer Calculation Period plus the Counterparty First Floating Rate Spread multiplied by (c) the Counterparty First Floating Rate Day Count Fraction.

Counterparty First Floating Rate Payer Calculation Amount:	In relation to any Counterparty First Floating Rate Payer Payment Date and any Transaction, the daily average of the Notional Funded Amount of such Transaction during the related Counterparty First Floating Rate Payer Calculation Period.

Counterparty First Floating Rate Payer Calculation Period:	In relation to any Transaction, each Monthly Period; provided that (a) the initial Counterparty First Floating Rate Payer Calculation Period will commence on, and include, the related Transaction Settlement Date and (b) the final Counterparty First Floating Rate Payer Calculation Period will end on, but exclude, the related Transaction Termination Date.

Counterparty First Floating Rate Payer Payment Dates:

(a) In relation to any Transaction (other than in relation to any Terminated Obligation or Repaid Obligation), the fifth Payment Business Day following the last day of any Monthly Period, commencing with the first such date after the Transaction Settlement Date for such Transaction and ending with the last such date occurring prior to the related Transaction Termination Date; and

(b) In relation to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Counterparty First Floating Rate Option:	In relation to any Transaction, USD-LIBOR-BBA.

Counterparty First Floating Rate Option Designated Maturity:	In relation to any Transaction, one month.

Counterparty First Floating Rate Spread:	2.00%

Counterparty First Floating Rate Day Count Fraction:	In relation to any Transaction, Actual/360.

Counterparty First Floating Rate Option Reset Dates:	In relation to any Transaction, the related Transaction Settlement Date and the first day of each Monthly Period thereafter.

Counterparty First Floating Rate Compounding:	Inapplicable

Counterparty Second Floating Amounts

Counterparty Second Floating Amount Payer:	Counterparty

Counterparty Second Floating Amount:

In relation to any Counterparty Second Floating Rate Payer Payment Date, the product of (a) the Counterparty Second Floating Rate Payer Calculation Amount multiplied by (b) the Counterparty Second Floating Rate Spread multiplied by (c) the Counterparty Second Floating Rate Day Count Fraction, in each case with respect to the related Counterparty Second Floating Rate Payer Calculation Period.

No Counterparty Second Floating Amount shall be payable, and no amount shall be payable under Clause 3(e), on any date occurring on or after the designation of an Early Termination Date pursuant to Section 6(a) of the Master Agreement by reason of an Event of Default in relation to BNPP as the Defaulting Party.

Counterparty Second Floating Rate Payer Calculation Amount:	In relation to any Counterparty Second Floating Rate Payer Calculation Period, the excess, if any, of (a) the Minimum Portfolio Notional Amount over (b) the Utilization Amount for such Counterparty Second Floating Rate Payer Calculation Period.

Counterparty Second Floating Rate Payer Calculation Period:	Each Monthly Period; provided that (a) the initial Counterparty Second Floating Rate Payer Calculation Period will commence on, and include, the last day of the Ramp-Up Period and (b) the final Counterparty Second Floating Rate Payer Calculation Period will end on, but exclude, the first day of the Ramp-Down Period.

Counterparty Second Floating Rate Payer Payment Dates:	The fifth Payment Business Day following the last day of each Monthly Period; provided that (a) the initial Counterparty Second Floating Rate Payer Payment Date will be the first such Payment Business Day after the last day of the Ramp-Up Period and (b) the final Counterparty Second Floating Rate Payer Payment Date will be the fifth Payment Business Day following the last day of the Monthly Period in which the Facility Scheduled Termination Date occurs.

Counterparty Second Floating Rate Spread:	2.00%.

Counterparty Second Floating Rate Day Count Fraction:	Actual/360.

Counterparty Second Floating Rate Compounding:	Inapplicable

Counterparty Third Floating Amounts

Counterparty Third Floating Amount Payer:	Counterparty

Counterparty Third Floating Amount:

In relation to any Counterparty Third Floating Rate Payer Payment Date, the product of (a) the Counterparty Third Floating Rate Payer Calculation Amount multiplied by (b) the Counterparty Third Floating Rate Spread multiplied by (c) the Counterparty Third Floating Rate Day Count Fraction, in each case with respect to the related Counterparty Third Floating Rate Payer Calculation Period.

No Counterparty Third Floating Amount shall be payable, and no amount shall be payable under Clause 3(e), on any date occurring on or after the designation of an Early Termination Date pursuant to Section 6(a) of the Master Agreement by reason of an Event of Default in relation to BNPP as the Defaulting Party.

Counterparty Third Floating Rate Payer Calculation Amount:	In relation to any Counterparty Third Floating Rate Payer Calculation Period, the excess, if any, of (a) the Maximum Portfolio Notional Amount over (b) the greater of (i) the Utilization Amount for such Counterparty Third Floating Rate Payer Calculation Period and (ii) the Minimum Portfolio Notional Amount for such Counterparty Third Floating Rate Payer Calculation Period.

Counterparty Third Floating Rate Payer Calculation Period:	Each Monthly Period; provided that (a) the initial Counterparty Third Floating Rate Payer Calculation Period will commence on, and include, the last day of the Ramp-Up Period and (b) the final Counterparty Third Floating Rate Payer Calculation Period will end on, but exclude, the first day of the Ramp-Down Period.

Counterparty Third Floating Rate Payer Payment Dates:	The fifth Payment Business Day following the last day of each Monthly Period; provided that (a) the initial Counterparty Third Floating Rate Payer Payment Date will be the first such Payment Business Day after the last day of the Ramp-Up Period and (b) the final Counterparty Third Floating Rate Payer Payment Date will be the fifth Payment Business Day following the last day of the Monthly Period in which the Facility Scheduled Termination Date.

Counterparty Third Floating Rate Spread:	0.375%.

Counterparty Third Floating Rate Day Count Fraction:	Actual/360.

Counterparty Third Floating Rate Compounding:	Inapplicable

Counterparty Fourth Floating Amounts

Counterparty Fourth Floating Amount Payer:	Counterparty

Counterparty Fourth Floating Amount:	In relation to any Counterparty Fourth Floating Rate Payer Payment Date and any Transaction, the Expense or Other Payment with respect to such Transaction for the related Counterparty Fourth Floating Rate Payer Payment Date.

Counterparty Fourth Floating Rate Payer Payment Dates:	In relation to any Transaction, (a) the fifth Payment Business Day following the last day of each Monthly Period, beginning with the first such Payment Business Day after the Transaction Settlement Date for such Transaction, (b) the related Transaction Termination Date and (c) after the related Transaction Termination Date, the fifth Payment Business Day after notice of a Counterparty Fourth Floating Amount from BNPP to Counterparty; provided that, prior to the fifth Business Day after the related Transaction Termination Date, if Counterparty has received fewer than five Business Days’ notice from BNPP that such Counterparty Fourth Floating Amount is due and payable, such Counterparty Fourth Floating Rate Payer Payment Date shall be the fifth Business Day following the last day of the next succeeding Monthly Period. The obligation of Counterparty to pay Counterparty Fourth Floating Amounts in respect of any Transaction shall survive the related Transaction Termination Date.

Counterparty Fifth Floating Amounts

Counterparty Fifth Floating Amount Payer:	Counterparty

Counterparty Fifth Floating Amount:	In relation to any Counterparty Fifth Floating Rate Payer Payment Date and any Terminated Obligation or Repaid Obligation, the Capital Depreciation with respect to such Terminated Obligation or Repaid Obligation for the related Counterparty Fifth Floating Rate Payer Payment Date, if any.

Counterparty Fifth Floating Rate Payer Payment Dates:	In relation to each Terminated Obligation or Repaid Obligation, the related Total Return Payment Date; provided that with respect to any Transaction Termination Date designated in connection with Clause 3(a)(iii)(b), Clause 3(b), Clause 3(c)(ii) or Clause 3(d) of this Master Confirmation or following an Event of Default under the Master Agreement as to which Counterparty is the Defaulting Party or an Additional Termination Event as to which Counterparty is the sole Affected Party, the Counterparty Fifth Floating Rate Payer Payment Date shall be such Transaction Termination Date, or if such date is not a Payment Business Day, the following day that is a Payment Business Day.

Payments by BNPP

BNPP Fixed Amounts

BNPP Fixed Amount Payer:	BNPP

BNPP Fixed Amount:	In relation to any Transaction, the Interest and Fee Amount with respect to such Transaction for the related BNPP Fixed Amount Payer Payment Date.

BNPP Fixed Amount Payer Calculation Periods:	In relation to each Reference Obligation in the Reference Portfolio, each period from and including any date upon which a payment of interest is actually received by a Reference Obligation Holder on such Reference Obligation to but excluding the next such date; provided that (a) the initial BNPP Fixed Amount Payer Calculation Period will commence on, and include, the Transaction Settlement Date for such Reference Obligation and (b) the final BNPP Fixed Amount Payer Calculation Period will end on, but exclude, the related Transaction Termination Date.

BNPP Fixed Amount Payer Payment Dates:

(a) In relation to any Transaction (other than in relation to any Terminated Obligation or Repaid Obligation), the fifth Payment Business Day following the last day of any Monthly Period during which any payment of interest is actually received by a Reference Obligation Holder, on the related Reference Obligation, commencing with the first such date after the Transaction Settlement Date for such Transaction and ending with the last such date occurring prior to the related Transaction Termination Date; and

(b) In relation to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date; provided that, in the case of a Terminated Obligation, if the related Transaction Termination Date occurs on a date other than a date on which interest on the related Reference Obligation is scheduled to be paid, the final BNPP Fixed Amount Payer Payment Date shall be the fifth Payment Business Day following the last day of any Monthly Period during which such interest is scheduled to be paid (subject to any applicable grace period).

BNPP Floating Amounts

BNPP Floating Amount Payer:	BNPP

BNPP Floating Amount:	In relation to any BNPP Floating Rate Payer Payment Date and any Terminated Obligation or Repaid Obligation, the Capital Appreciation with respect to such Terminated Obligation or Repaid Obligation for the related BNPP Floating Rate Payer Payment Date, if any.

BNPP Floating Rate Payer Payment Dates:	In relation to each Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

3. REFERENCE OBLIGATION REMOVAL; ACCELERATED TERMINATION.

Reference Obligation Removal

(a)	A Transaction may be terminated in whole by either party (or in part by Counterparty) in accordance with sub-clauses (i)-(vii) of this Clause 3 (each such termination, an “Accelerated Termination”) upon the giving of notice (an “Accelerated Termination Notice”) to the other party in accordance with this Clause 3. An Accelerated Termination Notice shall specify, in respect of an Accelerated Termination, (1) the Trade ID of the related Transaction, (2) the Reference Obligation that is the subject of such Accelerated Termination, (3) the related Reference Amount Reduction Amount, (4) the Transaction Termination Trade Date, and (5) the Transaction Termination Settlement Date. An Accelerated Termination Notice shall be given (i) on the proposed Transaction Termination Trade Date for the related Accelerated Termination and (ii) no more than 30 days, and no fewer than 10 days, prior to the proposed Transaction Termination Settlement Date for the related Accelerated Termination. The Transaction Termination Settlement Date for any Accelerated Termination shall be the date that is customary for settlement of the related Terminated Obligation substantially in accordance with the then-current market practice in the principal market for the related Terminated Obligation (as determined by the Calculation Agent), or any date specified by Counterparty and agreed to by BNPP; provided that if BNPP, any of its Affiliates or the Hedging Vehicle elects to terminate a related hedge and such related hedge termination actually settles on a date other than the Transaction Termination Settlement Date, the Transaction Termination Settlement Date shall be deemed to be the date that such related hedge termination actually occurred and the Calculation Agent shall make any adjustments to account for Delay Compensation in accordance with Clause 6(b) hereof. For the avoidance of doubt, none of BNPP, any of its Affiliates or the Hedging Vehicle shall be under any obligation to terminate any hedge related to any such Transaction or to dispose of any such Reference Obligation, and any of BNPP, its Affiliates and the Hedging Vehicle may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regarding Counterparty.

(i)	Counterparty may, on any Business Day, request that any Transaction or any portion thereof be terminated by delivering an Accelerated Termination Notice to BNPP; provided, however, that such Accelerated Termination Notice shall be deemed to not be effective unless BNPP notifies Counterparty of its consent to such Accelerated Termination as provided in this Clause 3(a)(i). The Accelerated Termination Notice delivered by Counterparty to BNPP shall also specify an estimate of the Final Price of the related Termination Obligation. Following BNPP’s receipt of such Accelerated Termination Notice, if (A) BNPP, in its commercially reasonable discretion, consents to the proposed termination of such Transaction or portion thereof on such terms and (B) after giving effect to such proposed termination, the Reference Obligations relating to the then existing Transactions, in the aggregate, would continue to satisfy the Portfolio Criteria (provided that the condition set forth in this clause (B) is not applicable if such Accelerated Termination Notice is delivered on a date that falls within the Ramp-Up Period or the Ramp-Down Period and the Portfolio Notional Amount after giving effect to such proposed termination would not exceed $25 million), then BNPP shall notify Counterparty of BNPP’s consent to such termination and, upon such notification, such Accelerated Termination Notice shall be deemed to be effective; provided, however, that such Accelerated Termination Notice shall subsequently be deemed ineffective and to have no force or effect if (x) Counterparty does not provide a Firm Bid pursuant to Clause 4(a) on or prior to (I) the date that is three (3) days after the date of such consent and (II) the date on which BNPP notifies Counterparty that BNPP has withdrawn such consent, or (y) such Firm Bid is not within 10% of the estimate of the Final Price specified in such Accelerated Termination Notice (in which case Counterparty must deliver an updated Accelerated Termination Notice, which shall be subject to the terms of this Clause 3(a)(i)).

(ii)	With respect to any Transaction, following the occurrence of a Credit Event (as determined by the Calculation Agent) with respect to the related Reference Entity (including any guarantor or other obligor referred to in the definition thereof), BNPP shall, at any time after the Transaction Trade Date, be entitled to propose, by notice to Counterparty, an increased Independent Amount Percentage with respect to the related Transaction. If Counterparty does not, by notice to BNPP within one (1) Business Day after such notice from BNPP, agree to such increase, then BNPP may terminate the related Transaction by delivering an Accelerated Termination Notice to Counterparty.

(iii)	If Counterparty fails to make, when due, any Transfer required under Clause 9 to be made by Counterparty and such failure is continuing after the grace period specified in Paragraph 7(i) of the Credit Support Annex (as may be modified pursuant to Paragraph 13 thereof) after BNPP gives notice of such failure to Counterparty, BNPP will then have the right to terminate any or all Transactions by (A) delivering an Accelerated Termination Notice to Counterparty with respect to each Transaction that will be terminated or (B) delivering a notice to Counterparty designating a date no fewer than 10 days after the date of delivery of such notice as the Facility Termination Date.
(iv)

With respect to any Transaction, if BNPP, any of its Affiliates or the Hedging Vehicle would be unable, after using commercially reasonable efforts (A) to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) (including, but not limited to, the applicable Reference Obligation(s)) held or desired to be held by BNPP, such Affiliate or Hedging Vehicle, as the case may be, as a hedge against the risk of entering into and performing BNPP’s obligations with respect to such Transaction without incurring excessive costs or expenses (including, but not limited to, during the continuance of a disrupted market) or (B) to realize, recover or remit the proceeds of any such transaction(s) or asset(s) (such clauses (A) and (B) together, the “Hedging Action”) and settle such Hedging Action, then, BNPP may, in its sole discretion, terminate the related Transaction by delivering an Accelerated Termination Notice to Counterparty.

(v)	With respect to any Transaction, if BNPP is or becomes aware that Counterparty is not permitted pursuant to the terms of the related Reference Obligation to acquire or hold (or is otherwise prohibited from acquiring or holding) such Reference Obligation (or any participation interest in such Reference Obligation), then BNPP may, in its sole discretion, terminate the related Transaction by delivering an Accelerated Termination Notice to Counterparty.

(vi)	With respect to any Transaction, if BNPP determines (in its sole discretion) that an AML Violation or OFAC Violation exists or could exist with respect to the related Reference Obligation, or if the establishment or maintenance by BNPP, any of its Affiliates or the Hedging Vehicle of any related hedge would or could result in a violation of BNPP’s corporate and social responsibility policy, then BNPP may, in its sole discretion, terminate the related Transaction by delivering an Accelerated Termination Notice to Counterparty.

(vii)	With respect to any Transaction, following the occurrence of a Regulatory Event, the parties shall negotiate in good faith and in a commercially reasonable manner to (A) transfer the Regulatory Affected Transaction(s) to avoid the prohibition or limitation described in the definition of Regulatory Event or (B) provide for new terms and conditions for Regulatory Affected Transaction(s) within five (5) Business Days of written notice from BNPP (or such shorter amount of time reasonably determined by BNPP to comply with its obligations under any Applicable Law referenced in sub-clauses (i), (ii), or (iii) of the definition of Regulatory Event, or such longer period of time agreed to by the parties), which in either case preserves for both parties the economic benefits of the original Transaction(s) and does not otherwise result in any increased cost or risk for either party. In the event the parties are unable to agree as provided in clause (A) or (B) within the applicable time period, the party affected by such Regulatory Event shall have a right to terminate the Regulatory Affected Transaction(s) by delivering an Accelerated Termination Notice to the other party.

For purposes of the definition of Regulatory Event, and for the avoidance of doubt, all regulations, rules, guidelines and directives adopted or promulgated by Governmental Authorities in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be changes in Applicable Law at such time as such regulations, rules, guidelines and directives are adopted, promulgated and deemed effective in final and binding form. The determination of whether any events or circumstances set forth in the definition of Regulatory Event has occurred shall be made by BNPP in a commercially reasonable manner, but BNPP shall provide to Counterparty evidence demonstrating such determination (which evidence need not be in the form of an opinion of counsel).

For the avoidance of doubt, the parties hereto hereby acknowledge and agree that (x) neither party shall be required to take any action or perform any obligation under this Master Confirmation if such action or performance would not be permitted under Section 716 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regardless of whether any event has arisen that would give rise to a Regulatory Event), and (y) nothing in this subclause (vii) shall require BNPP or any Affiliate of BNPP or any of their respective agents to take any action which, in the reasonable opinion of BNPP, is not possible or would be in contravention of any applicable law, regulation, market custom or practice, nor shall BNPP or any Affiliate of BNPP be obliged to take any action which would cause it to incur additional material costs or expenses during the continuance of a disrupted market.

Elective Termination by Counterparty

(b)	Counterparty may, on any day prior to the date that is one month prior to the Facility Scheduled Termination Date, terminate all outstanding Transactions, if any, by delivering a notice to BNPP designating a date no fewer than 15 days after the date of delivery of such notice as the Facility Termination Date.

Elective Termination by BNPP due to Non-Compliance

(c)

If at any time the Reference Portfolio, taken as a whole, fails to satisfy the Portfolio Criteria or any Reference Obligation related to any Transaction fails to satisfy the Obligation Criteria (and in each case, for the avoidance of doubt, in respect of any Transaction for which the related Transaction Settlement Date has not occurred, assuming for this purpose that such Transaction Settlement Date has occurred), then BNPP may notify Counterparty in writing of such non-compliance; provided, however, that if such non-compliance relates solely to clause (iii) or (ix) of the Portfolio

Criteria, Counterparty may dispute such non-compliance by providing BNPP with (x) three or more pairs of indicative bid-offer quotations for the related Reference Obligation, expressed as a percentage and exclusive of accrued interest, that are acceptable to BNPP in its commercially reasonable discretion or (y) three or more good and irrevocable bids for value, to purchase the related Reference Obligation, expressed as a percentage and exclusive of accrued interest, for scheduled settlement substantially in accordance with then-current market practice in the principal market for such Reference Obligation, that are in each case submitted by Dealers. If Counterparty fails to correct such non-compliance within 3 Business Days following Counterparty’s receipt of such notice (any such failure to correct such non-compliance, a “Non-Compliance”), BNPP will then have the right to:

(i)	by notice to Counterparty, increase the Independent Amount Percentage with respect to any one or more Transactions (and solely for purposes of this sub-clause and notwithstanding Clause 9(a) of this Master Confirmation, the posting by Counterparty of the corresponding additional Independent Amount with respect to the relevant Transactions within one (1) Business Day of any such notice shall be deemed to cure such Non-Compliance); or

(ii)	terminate (1) if the Reference Portfolio, taken as a whole, fails to satisfy the Portfolio Criteria, any or all Transactions by (A) delivering an Accelerated Termination Notice to Counterparty with respect to each Transaction that will be terminated, or (B) delivering a notice to Counterparty designating a date no fewer than 10 days after the date of delivery of such notice as the Facility Termination Date or (2) if any Reference Obligation related to any Transaction fails to satisfy the Obligation Criteria, such Transaction by delivering an Accelerated Termination Notice to Counterparty with respect to such Transaction;

provided, however, that if any Non-Compliance relates solely to clause (x) of the Portfolio Criteria, BNPP will only have the right to increase the Independent Amount Percentage with respect to any one or more Transactions pursuant to Clause 3(c)(i), and BNPP may not terminate any Transactions pursuant to Clause 3(c)(ii) on the basis of such Non-Compliance.

Facility Scheduled Termination Date

(d)	Each Transaction existing under this Master Confirmation shall terminate in connection with the occurrence of the Facility Scheduled Termination Date pursuant to the terms of this Master Confirmation and, in respect of each such terminated Transaction, (i) the “Reference Amount Reduction Amount” shall be the Reference Amount of the related Reference Obligation, (ii) the “Transaction Termination Trade Date” shall be a date occurring during the 30 calendar days preceding the Facility Scheduled Termination Date, as designated by the Calculation Agent in its sole discretion in a manner reasonably likely to cause the Transaction Termination Settlement Date for such Transaction to occur on the Facility Scheduled Termination Date, and (iii) the “Transaction Termination Settlement Date” shall be the Facility Scheduled Termination Date. For the avoidance of doubt, with respect to each such terminated Transaction, the “Final Price” in relation to the related Terminated Obligation shall be determined pursuant to Clause 4.

If (1) BNPP elects to terminate (or cause the BNPP Holder (as defined below) to terminate) a related hedge with respect to any Transaction and, (2) BNPP notifies Counterparty on the Facility Scheduled Termination Date that such related hedge has failed to settle on or prior to the Facility Scheduled Termination Date, then (I) the Transaction Termination Settlement Date with respect to such Transaction shall be deemed to occur on the earlier of (x) the Facility Final Termination Date and (y) the date on which such related hedge actually settles and (II) if BNPP notifies Counterparty on the Facility Final Termination Date that such related hedge has failed to settle on or prior to the Facility Final Termination Date, then (x) the “Final Price” in relation to each related Terminated Obligation shall be deemed to be 0% (notwithstanding Clause 4), and (y) BNPP shall assign (or cause the BNPP Holder to assign) any Terminated Obligation then held as a hedge in respect of a terminated Transaction to or at the direction of Counterparty.

Designation of Facility Termination Date

(e)	Following the designation of a Facility Termination Date pursuant to Clause 3(a)(iii) in relation to all Transactions hereunder, (b) or (c)(ii), all Transactions outstanding, if any, under this Master Confirmation shall terminate pursuant to the terms of this Master Confirmation and, in respect of each such terminated Transaction, if any, (i) the “Reference Amount Reduction Amount” shall be the Reference Amount of the related Reference Obligation, (ii) the “Transaction Termination Trade Date” shall be the date of the designation of such Facility Termination Date, and (iii) the “Transaction Termination Settlement Date” shall be such Facility Termination Date. For the avoidance of doubt, with respect to each such terminated Transaction, if any, the “Final Price” in relation to the related Terminated Obligation shall be determined pursuant to Clause 4(b). On the Facility Termination Date, Counterparty shall pay to BNPP an amount equal to the present value (as calculated by the Calculation Agent) of each Counterparty Second Floating Amount and Counterparty Third Floating Amount that would have been payable absent the designation of such Facility Termination Date (assuming for purposes of such calculation that the Portfolio Funded Notional Amount is zero) on each subsequent Counterparty Second Floating Rate Payer Payment Date and Counterparty Third Floating Rate Payer Payment Date, respectively, occurring on or prior to the Facility Scheduled Termination Date, discounted to the Facility Termination Date at a discount rate per annum equal to the Discount Rate. For this purpose, the “Discount Rate” means, with respect to each Second Floating Rate Payer Payment Date or Counterparty Third Floating Rate Payer Payment Date, as applicable, the zero coupon swap rate (as determined by the Calculation Agent) implied by the fixed rate offered to be paid by BNPP under a fixed for floating interest rate swap transaction with a remaining term equal to the period from such Facility Termination Date to such Second Floating Rate Payer Payment Date or Counterparty Third Floating Rate Payer Payment Date, as applicable, in exchange for the receipt of payments indexed to USD-LIBOR-BBA.

Designation of Early Termination Date

(f)	Notwithstanding anything to the contrary in the Master Agreement, in the event that an Early Termination Date is designated by either party pursuant to Section 6(a) or 6(b) of the Master Agreement, in lieu of calculating the amount payable in respect of all Transactions pursuant to Section 6(e) of the Master Agreement, the obligations of the parties shall be determined pursuant to the provisions hereof and, with respect to each Transaction to which this Master Confirmation relates, (i) the related Reference Obligation shall be deemed to be a Terminated Obligation, (ii) the “Transaction Termination Trade Date” with respect to such Terminated Obligation shall be such Early Termination Date, (iii) the “Final Price” in relation to such Terminated Obligation shall be determined pursuant to Clause 4, (iv) each amount that becomes payable by reason of the occurrence of the Transaction Termination Trade Date shall be an “Unpaid Amount” and (v) if such Early Termination Date is designated by BNPP, the foregoing shall not limit the effect of Clause 3(e) and if such Early Termination Date is designated by Counterparty as a result of an Event of Default with respect to BNPP, Counterparty shall have no obligations under Clause 3(e) to make any payments to BNPP in respect of any subsequent Counterparty Second Floating Rate Payer Payment Dates or Counterparty Third Floating Rate Payer Payment Dates.

Effect of Termination

(g)

Notwithstanding anything to the contrary in the Master Agreement, with respect to any Transaction terminated in whole pursuant to this Clause 3, in lieu of calculating the amount payable in respect of a Transaction pursuant to Section 6(e) of the Master Agreement, (i) as of the relevant Transaction Termination Trade Date, immediately after the determination of the related Final Price and the calculation of any related Capital Appreciation or Capital Depreciation, each of the Reference Amount, the Notional Funded Amount, the Initial Funded Amount and the Current Funded Amount, for all purposes hereof other than calculating Rate Payments, shall be reduced to zero (provided that for the purposes of calculating the Return Amount (as defined in the Credit Support Annex) with respect to the related Terminated Obligation, neither of the Reference Amount nor the Current Funded Amount of such Terminated Obligation shall be reduced to zero until the Business Day next succeeding the Transaction Termination Settlement Date) and (ii) as of the relevant Transaction Termination Settlement Date, each of the Reference Amount, the Notional Funded Amount, the Initial Funded Amount and the Current Funded Amount, for purposes of calculating Rate Payments, shall be reduced to zero. Notwithstanding anything to the contrary in the Master Agreement, with respect to any Transaction terminated in part pursuant to this Clause 3, in lieu of calculating the amount payable in respect of a Transaction pursuant to Section 6(e) of the Master Agreement, (i) as of the relevant Transaction Termination Trade Date, immediately after the determination of the related Final Price and the calculation of any related Capital Appreciation or Capital Depreciation, (A) the Reference Amount, for all purposes hereof other than calculating Rate Payments, shall be reduced (if such Terminated Obligation is a Committed Obligation, such reduction shall be allocated on a pro rata basis according to the relative principal amounts of the funded and unfunded portions of the related Reference Obligation) by the Reference Amount Reduction Amount specified in the Accelerated Termination Notice (provided that for the purposes of calculating the Return Amount with respect to the related Terminated Obligation, the Reference Amount of such Terminated Obligation shall not be reduced until the Business Day next succeeding the Transaction Termination Settlement Date), and (B) each of the Notional Funded Amount, the Initial Funded Amount, and the Current Funded Amount, for all purposes hereof other than calculating Rate Payments, shall be reduced (if such Terminated Obligation is a Committed Obligation, such reduction shall be allocated on a pro rata basis according to the relative principal amounts of the funded and unfunded portions of the related Reference Obligation) in proportion to the Reference Amount Reduction Amount, and (ii) as of the relevant Transaction Termination Settlement Date, (A) the Reference

Amount, for purposes of calculating Rate Payments, shall be reduced (if such Terminated Obligation is a Committed Obligation, such reduction shall be allocated on a pro rata basis according to the relative principal amounts of the funded and unfunded portions of the related Reference Obligation) by the Reference Amount Reduction Amount specified in the Accelerated Termination Notice and (B) each of the Notional Funded Amount, the Initial Funded Amount, and the Current Funded Amount, for purposes of calculating Rate Payments, shall be reduced (if such Terminated Obligation is a Committed Obligation, such reduction shall be allocated on a pro rata basis according to the relative principal amounts of the funded and unfunded portions of the related Reference Obligation) in proportion to the Reference Amount Reduction Amount. Notwithstanding the foregoing, other than with respect to the termination of a Transaction pursuant to Clause 3(d), if BNPP, any of its Affiliates or the Hedging Vehicle elects to terminate a related hedge in respect of the Reference Obligation designated with respect to a terminated Transaction, and if BNPP elects to give notice to Counterparty that such related hedge termination has failed to settle within a commercially reasonable period of time (as determined by the Calculation Agent and set forth in such notice) following the Transaction Termination Settlement Date, then the Transaction shall, for all purposes hereof, be deemed never to have been terminated and it shall be deemed that neither a Transaction Termination Trade Date nor a Transaction Termination Settlement Date occurred in respect of such Transaction; provided that, in such event, Counterparty may, promptly after any such notice, request that (x) the “Final Price” with respect to any such Terminated Obligation be deemed to be 0% and (y) BNPP assign (or cause the BNPP Holder to assign) such Terminated Obligation to or at the direction of Counterparty. With respect to any Accelerated Termination, not later than one Business Day after the related Transaction Termination Trade Date, BNPP shall deliver to Counterparty a revised Annex I, which shall reflect such Accelerated Termination.

4. FINAL PRICE DETERMINATION

Following the termination of any Transaction in whole or in part pursuant to Clause 3 or by reason of the occurrence of the Facility Scheduled Termination Date (other than in connection with a Repayment), the “Final Price” in relation to the relevant Terminated Obligation(s) will be determined in accordance with this Clause 4.

Determination by Counterparty

(a) In order to determine the Final Price in relation to any Terminated Obligation then held by or on behalf of BNPP as a hedge against the risk of entering into and performing its obligations with respect to the related Transaction, Counterparty may, no later than 3:00 p.m. (New York time) on the Transaction Termination Trade Date with respect to such Terminated Obligation, provide notice to BNPP of a Firm Bid (as defined below) from a Dealer of credit standing acceptable to BNPP in the exercise of its reasonable discretion to purchase the entire Reference Amount of such Terminated Obligation; provided that if such Dealer is not reasonably acceptable to BNPP , the Final Price in relation to such Terminated Obligation shall be determined pursuant to Clause 4(b); provided further that Counterparty hereby agrees that it shall not have the right to provide notice to BNPP of a Firm Bid in connection with the termination of a Transaction: (i) in the case of a termination pursuant to Clause 3(a)(ii), (a)(iii), (a)(v), (c), (d), (e) or (if the relevant Early Termination Date is designated as a result of an Event of Default with respect to Counterparty) (f); provided that, in the event (x) Counterparty has requested that a Transaction or any portion thereof be terminated pursuant to Clause 3(a)(i), (y) BNPP has not consented to such termination, and (z) such Transaction is subsequently terminated in accordance with Clause 3(a)(ii), (c) or (d), then this subclause (i) shall not apply; (ii) if BNPP would be unable to, after using commercially reasonable efforts in connection with any Transaction Termination Date, effect and settle any Hedging Action with respect to such Transaction by such Transaction Termination Date; or (iii) if, as a result of such termination and the termination of all other Transactions as to which the Total Return Payment Date has not yet occurred, (x) the aggregate Value (as defined in the Credit Support Annex) of all Posted Credit Support (as defined in the Credit Support Annex) held by BNPP as Secured Party (as defined in the Credit Support Annex) plus the aggregate of all BNPP Floating Amounts payable in connection with such terminations would be less than (y) the aggregate of all Counterparty Fifth Floating Amounts payable in connection with such terminations. Such notice must be given at least 15 days prior to the Facility Scheduled Termination Date if all Transactions are to be terminated in connection with the Facility Scheduled Termination Date. Any sale executed in respect of such Firm Bid (i) must be to (x) an Approved Buyer or (y) another buyer approved in advance of the Transaction Termination Trade Date by BNPP (such approval, in the case of a buyer with which BNPP has approved trading lines and that is not an Affiliate of Counterparty, not to be unreasonably withheld or delayed) and (ii) must be scheduled to occur no later than the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), following the Transaction Termination Trade Date and on or prior to the Facility Scheduled Termination Date if all Transactions are to be terminated in connection with the Facility Scheduled Termination Date. If the proviso to the first sentence of this Clause 4(a) does not apply and if all of the conditions set forth in the second sentence of this Clause 4(a) are satisfied, then such Firm Bid shall be the “Final Price” in relation to such Terminated Obligation. Otherwise, the “Final Price” in relation to such Terminated Obligation shall be determined pursuant to Clause 4(b).

Determination by Calculation Agent

(b) If the Final Price in relation to any Terminated Obligation is not determined pursuant to Clause 4(a), the Calculation Agent shall attempt to obtain Firm Bids for such Terminated Obligation with respect to the applicable Transaction Termination Trade Date from three or more Dealers selected by BNPP; provided that, except in the case of a termination described in Clause 3(f) in connection with an Early Termination Date designated by BNPP, the Counterparty shall be entitled to select one of such Dealers; provided further that if such Dealer selected by Counterparty is not reasonably acceptable to BNPP or Counterparty fails to provide notice to BNPP of a financial institution to be selected as a Dealer promptly after the Transaction Termination Trade Date with respect to such Terminated Obligation, the Calculation Agent shall attempt to obtain Firm Bids from three or more Dealers selected in its discretion. A “Firm Bid” shall be a good and irrevocable bid for value, to purchase all or a portion of the applicable Terminated Obligation, expressed as a percentage and exclusive of accrued interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (after deduction of any withholding taxes for which the related Reference Entity is not obligated to reimburse a Reference Obligation Holder, if applicable), as determined by the Calculation Agent, submitted by a Dealer as of 11 a.m. New York time or as soon as practicable thereafter. If there is more than one Terminated Obligation at any time, then the Calculation Agent may in its sole discretion, in addition to obtaining individual Firm Bids with respect to each separate Terminated Obligation, also obtain Firm Bids for any group or groups of such Terminated Obligations. BNPP may, but is not obligated to, sell or cause the sale of any portion of any Terminated Obligation to any Dealer that provides a Firm Bid.

If the Calculation Agent is unable to obtain from Dealers at least one Firm Bid for all of the Reference Amount of any Terminated Obligation (either as an individual Firm Bid or as part of a Firm Bid for any group or groups of such Terminated Obligations) on the relevant Transaction Termination Trade Date, the Calculation Agent will attempt to obtain a Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation from three or more Dealers until the earlier of (i) the second Business Day (inclusive) following such Transaction Termination Trade Date and (ii) the date a Firm Bid or combination of Firm Bids is obtained for all of the Reference Amount of such Terminated Obligation.

If the Calculation Agent is able to obtain at least one Firm Bid or combination of Firm Bids for all of the Reference Amount of any Terminated Obligation, the “Final Price” in relation to such Terminated Obligation shall be the highest of such Firm Bids or combination of Firm Bids. If no Firm Bids are obtained on or prior to such second Business Day for all or a portion of the applicable Terminated Obligation, (x) the “Final Price” shall be deemed to be 0% with respect to such Terminated Obligation (or portion thereof) for which no Firm Bid was obtained and (y) BNPP shall assign (or cause the BNPP Holder to assign) such Terminated Obligation (or portion thereof) if then held as a hedge in respect of the related Transaction to or at the direction of Counterparty. The Calculation Agent will conduct the bid process in accordance with the procedures set forth in this Clause 4(b) and otherwise in a commercially reasonable manner.

Notwithstanding anything to the contrary herein (including, for the avoidance of doubt, either of Clause 4(a) or Clause 4(b)):

(i)	Counterparty hereby agrees that it will not provide any bid with respect to any Terminated Obligation through any Dealer in connection with the determination of the Final Price. For the avoidance of doubt, while Counterparty may provide notice of a Firm Bid of a Dealer when permitted pursuant to Clause 4(a), Counterparty shall not directly or indirectly cause such Dealer to provide such Firm Bid by providing any bid in respect of the related Terminated Obligation to such Dealer.

(ii)	The Calculation Agent shall be entitled to disregard any Firm Bid submitted by a Dealer if, in the Calculation Agent’s commercially reasonable judgment, (x) such Dealer may be ineligible to accept assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the Terminated Obligation, as determined by the Calculation Agent, or (y) such Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the related Terminated Obligation to the assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, to it.

(iii)	If the Calculation Agent determines in its commercially reasonable judgement that the highest Firm Bid obtained in connection with any Transaction Termination Trade Date is not bona fide, including, without limitation, due to (x) the insolvency of the bidder, (y) the inability, failure or refusal of the bidder to settle the purchase of the related Terminated Obligation or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally or (z) the Calculation Agent provides notice to Counterparty specifying BNPP’s reasonable grounds for insecurity concerning the bidder’s ability to settle the purchase of the related Terminated Obligation or portion thereof, as applicable, that Firm Bid shall be disregarded and the Calculation Agent shall designate a new Transaction Termination Trade Date; provided that the Calculation Agent shall designate a new Transaction Termination Trade Date pursuant to this paragraph only once. If the highest Firm Bid for any portion of the related Terminated Obligation determined in connection with the second Transaction Termination Trade Date is disregarded pursuant to this paragraph, (A) the Calculation Agent shall have no obligation to obtain further bids, (B) the applicable “Final Price” in relation to the portion which was so disregarded shall be deemed to be 0% with respect to such Terminated Obligation (or portion thereof), and (C) BNPP shall assign (or cause the BNPP Holder to assign) such Terminated Obligation (or portion thereof) if then held as a hedge in respect of the related Transaction to or at the direction of Counterparty.

The Calculation Agent may perform any of its duties under this Clause 4 through any Affiliate designated by it, but no such designation shall relieve the Calculation Agent of its duties under this Clause 4.

5. REPAYMENT.

With respect to any Transaction (x) in respect of a Reference Obligation that is not a Revolving Reference Obligation, if all or a portion of the Reference Amount of the related Reference Obligation is repaid or otherwise reduced or withdrawn or (y) in respect of a Reference Obligation that is a Revolving Reference Obligation, if all or a portion of the Reference Amount of the related Reference Obligation is irrevocably repaid or otherwise irrevocably reduced or withdrawn such that the lender thereunder is no longer obligated to fund in respect of such repaid, reduced or withdrawn amount (including, in each case, without limitation, through any exercise of any right of set-off, reduction, or counterclaim that results in the satisfaction of the obligations of the related Reference Entity to pay any principal owing in respect of such Reference Obligation) on or prior to the Transaction Termination Settlement Date (such repayment or other reduction or withdrawal, a “Repayment”; the portion of the related Reference Obligation so repaid or otherwise reduced or withdrawn, a “Repaid Obligation”; the portion of the Reference Amount of the related Reference Obligation so repaid or otherwise reduced or withdrawn, the “Repaid Reference Amount”; and the date of such Repayment, the “Repayment Date”):

(a)	the Total Return Payment Date with respect to such Transaction will be the fifth Business Day next succeeding the last day of the Monthly Period in which the Repayment Date occurred;

(b)	as of the related Repayment Date, immediately after the determination of the Final Price pursuant to Clause 5(c) and the calculation of any related Capital Appreciation or Capital Depreciation, the Reference Amount of the related Reference Obligation shall be reduced by an amount equal to the Repaid Reference Amount and each of the Notional Funded Amount, the Initial Funded Amount and the Current Funded Amount of the related Reference Obligation shall be reduced by the amount of the funded portion of the Reference Amount Reduction Amount; and

(c)	the related “Final Price” of the Repaid Obligation shall be (i) if such Repaid Obligation is a Term Obligation, the amount of principal and premium in respect of principal paid by the related Reference Entity on the related Repaid Obligation in respect of the Reference Amount Reduction Amount to a Reference Obligation Holder on such Repayment Date (after deduction of any withholding taxes for which such Reference Entity is not obligated to reimburse a Reference Obligation Holder, if applicable), expressed as a percentage of the Reference Amount Reduction Amount, and (ii) if such Repaid Obligation is a Committed Obligation, the sum of (x) the amount of principal and premium in respect of principal paid by the related Reference Entity on the funded portion of the related Repaid Obligation in respect of the Reference Amount Reduction Amount to a Reference Obligation Holder on such Repayment Date (after deduction of any withholding taxes for which such Reference Entity is not obligated to reimburse a Reference Obligation Holder, if applicable), plus (y) the amount of the unfunded portion of the Reference Amount Reduction Amount, plus (z) any amounts paid by the related Reference Entity on the unfunded portion of the related Repaid Obligation in respect of the Reference Amount Reduction Amount to a Reference Obligation Holder on such Repayment Date (after deduction of any withholding taxes for which such Reference Entity is not obligated to reimburse a Reference Obligation Holder, if applicable), with such sum expressed as a percentage of the Reference Amount Reduction Amount.

6. ADJUSTMENTS.

(a) If, with respect to any Transaction, the related Reference Obligation or any portion thereof is irreversibly converted or exchanged into or for any securities, obligations, cash or other assets or property (“Exchange Consideration”), BNPP shall have the right, in its sole discretion, to terminate such Transaction by delivering an Accelerated Termination Notice to Counterparty, and the “Final Price” shall be determined in accordance with Clause 4(b) as if the Exchange Consideration were the Terminated Obligation. If, however, with respect to any Transaction, Exchange Consideration consists solely of a Loan that satisfies the Obligation Criteria or BNPP does not elect to terminate such Transaction pursuant to the immediately preceding sentence, (a) such Exchange Consideration shall thereafter constitute the Reference Obligation or portion thereof related to such Transaction, (b) BNPP shall have the right to increase Independent Amount Percentage applicable to such Transaction by notice to Counterparty, and (c) the Calculation Agent shall in good faith adjust the terms of such Transaction as the Calculation Agent determines appropriate to preserve the theoretical value of such Transaction to the parties immediately prior to such exchange or, if such exchange results in a change in value, the proportionate post-exchange value, and determine the effective date of such adjustments.

(b) If, in connection with the establishment by BNPP, any of its Affiliates or the Hedging Vehicle of a related hedge in respect of a Transaction, the actual settlement of the purchase of the related hedge occurs after the date scheduled for the settlement of such purchase, or in connection with the termination by BNPP, such Affiliate or Hedging Vehicle, as the case may be, of a related hedge, the actual settlement of the sale of the related hedge occurs after the date scheduled for the settlement of such sale, the Calculation Agent shall in good faith and in a commercially reasonable manner adjust the amounts payable by Counterparty and BNPP under such Transaction to preserve the economics of such Transaction and to provide for the payment of any compensation for delayed settlement payable to or by BNPP, such Affiliate or Hedging Vehicle, as the case may be (“Delay Compensation”).

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) Each party hereby agrees as follows, so long as either party has or may have any obligation under any Transaction:

(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into such Transaction and as to whether such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into such Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction shall not be considered investment advice or a recommendation to enter into such Transaction. It has not received from the other party any assurance or guarantee as to the expected results of such Transaction;

(ii)	Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such Transaction. It is also capable of assuming, and assumes, the financial and other risks of such Transaction;

(iii)	Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of such Transaction; and

(iv)	Reliance on its Own Advisors. Without limiting the generality of the foregoing, in making its decision to enter into, and thereafter to maintain, administer or terminate, such Transaction, it will not rely on any communication from the other party as, and it has not received any representation or other communication from the other party constituting, legal, accounting, business or tax advice, and it will consult its own legal, accounting, business and tax advisors concerning the consequences of such Transaction.

(b) Each party acknowledges and agrees that, so long as either party has or may have any obligation under any Transaction:

(i)	such Transaction does not create any direct or indirect obligation of any Reference Entity or any direct or indirect participation in any Reference Obligation or any other obligation of any Reference Entity;

(ii)	each party and its Affiliates may deal in any Reference Obligation and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any Reference Entity, any Affiliate of any Reference Entity, any other person or entity having obligations relating to any Reference Entity and may act with respect to such business in the same manner as if such Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to any Reference Entity, regardless of whether any such action might have an adverse effect on such Reference Entity, the value of the related Reference Obligation or the position of the other party to such Transaction or otherwise;

(iii)	except as provided in Clause 7(d)(iv), each party and its Affiliates and the Calculation Agent may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding any Reference Entity or any Affiliate of any Reference Entity that is or may be material in the context of such Transaction and that may or may not be publicly available or known to the other party. In addition, this Master Confirmation does not create any obligation on the part of such party and its Affiliates to disclose to the other party any such relationship or information (whether or not confidential);

(iv)	none of BNPP, any of its Affiliates or the Hedging Vehicle shall be under any obligation to hedge such Transaction or to own or hold any Reference Obligation as a result of such Transaction, and any of BNPP, its Affiliates and the Hedging Vehicle may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regard to Counterparty. Counterparty acknowledges and agrees that it is not relying on any representation, warranty or statement by BNPP, any of its Affiliates or the Hedging Vehicle as to whether, at what times, in what manner or by what method BNPP, any of its Affiliates or the Hedging Vehicle may engage in any hedging activities;

(v)	notwithstanding any other provision in this Master Confirmation or any other document, BNPP and Counterparty (and each employee, representative, or other agent of BNPP or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. To the extent not inconsistent with the previous sentence, BNPP and Counterparty will each keep confidential (except as required by law) all information unless the other party has consented in writing to the disclosure of such information; and

(vi)	if BNPP elects to enter into a related hedge in respect of any Reference Obligation by holding or causing one of its Affiliates or the Hedging Vehicle (in such capacity, the “BNPP Holder”) to hold such Reference Obligation (it being understood that neither of BNPP nor the BNPP Holder has any obligation to hold a Reference Obligation in respect of any Transaction), the BNPP Holder may deal with such Reference Obligation as if the related Transaction did not exist, provided that, so long as the BNPP Holder remains the lender of record with respect to such Reference Obligation, upon any occasion permitting the BNPP Holder to exercise any right in relation to such Reference Obligation to give or withhold consent (an “Election”) to an action proposed to be taken (or to be refrained from being taken), the BNPP Holder may, at its discretion and without any regard to Counterparty or any Transaction, insofar as permitted under (x) applicable laws, rules and regulations and (y) each provision of any agreement or instrument evidencing or governing such Reference Obligation (and, in the case of any participation interest, governing such participation interest), give or refrain from giving its consent to the action proposed to be taken (or to be refrained from being taken); provided, further, that, without limiting the foregoing, Counterparty may, after being requested to do so by the BNPP Holder (which request may be made by the BNPP Holder in its discretion), by timely notice to the BNPP Holder, notify (a “Counterparty Election”) the BNPP Holder of its preference with respect to such action proposed to be taken (or to be refrained from being taken). BNPP shall have no obligation to cause the BNPP Holder to respond to, or consult with Counterparty in relation to, a Counterparty Election, and neither BNPP nor its Affiliates shall be liable to Counterparty or any of its Affiliates for the consequences of any consent caused by BNPP to be given or withheld by the BNPP Holder in connection with such Reference Obligation (whether or not pursuant to a Counterparty Election). If BNPP initially elects in its sole discretion to cause the BNPP Holder to withhold or grant its consent in accordance with a Counterparty Election, BNPP may subsequently determine to cause the BNPP Holder to give or withhold such consent at any time without notice to Counterparty.

(c) Each of the parties hereby represents that, on each date on which a Transaction is entered into hereunder:

(i)	it is entering into such Transaction for investment, financial intermediation, hedging or other commercial purposes; and

(ii)	(x) it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended (the “CEA”), (y) the Master Agreement and each Transaction are subject to individual negotiation by each party, and (z) neither the Master Agreement nor any Transaction will be executed or traded on a “trading facility” within the meaning given to such term in the CEA.

(d) Counterparty hereby represents to BNPP that:

(i)	its financial condition is such that it has no need for liquidity with respect to its investment in any Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investments in and liabilities in respect of any Transaction, which it understands is not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with any Transaction, including the loss of its entire investment in such Transaction;

(ii)	it understands that no obligations of BNPP to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of BNPP or any governmental agency;

(iii)	it is not an Affiliate of any Reference Entity;

(iv)	as of (x) the relevant Transaction Trade Date and (y) any date on which a sale is effected pursuant to Clause 4(a) or on which the Calculation Agent solicits Firm Bids pursuant to Clause 4(b), neither Counterparty nor any of its Affiliates, whether by virtue of the types of relationships described herein or otherwise, is on such date in possession of information regarding any related Reference Entity or any Affiliate of such Reference Entity that is or may be material in the context of such Transaction or the purchase or sale of any related Reference Obligation unless such information either (A) is publicly available or (B) has been disclosed to each Approved Counterparty or Dealer, as the case may be, from which a Firm Offer or Firm Bid, as the case may be, is obtained or solicited;

(v)	It will not treat any of the Transactions as insurance (or reinsurance) or a financial guaranty for any accounting, tax or regulatory purpose;

(vi)	it would have received all payments on the Reference Obligation without U.S. Federal or foreign withholding tax if it owned the Reference Obligation directly (which representation shall also be made for purposes of Section 3(f) of the Master Agreement); and

(vii)	it is not, for U.S. Federal income tax purposes, a tax-exempt organization.

(e) Except for disclosure authorized pursuant to Clause 7(b)(v), Counterparty agrees to be bound by the confidentiality provisions of the related Reference Obligation Credit Agreement with respect to all information and documentation in relation to a Reference Entity or a Reference Obligation delivered to Counterparty hereunder. Counterparty acknowledges that such information may include material non-public information concerning the Reference Entity or its securities and agrees to use such information in accordance with applicable law, including Federal and State securities laws.

(f) Section 2(c)(ii) of the Master Agreement shall not apply to the Transactions to which this Master Confirmation relates.

(g) Notwithstanding anything in the Master Agreement to the contrary, BNPP will not be required to pay any additional amount under Section 2(d)(i) of the Master Agreement in respect of any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction. If BNPP is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction and BNPP does not so deduct or withhold, then Section 2(d)(ii) of the Master Agreement shall be applicable.

(h) For U.S. federal income tax purposes, for any period during which BNPP, any of its Affiliates or the Hedging Vehicle has purchased a Reference Obligation to hedge BNPP’s obligations in respect of a Transaction, each party agrees (A) to treat Counterparty for U.S. federal income tax purposes as the beneficial owner of the Reference Obligation, (B) that each Transaction is intended to be treated as a secured financing to Counterparty by BNPP, and (C) that BNPP, such Affiliate or Hedging Vehicle, as the case may be, is intended to be treated as holding the Reference Obligation to secure the obligations of Counterparty hereunder.

(i) Counterparty shall maintain policies and procedures designed to prevent the violation of any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.

(j) Counterparty shall not, directly or indirectly, use the proceeds of any Transaction or the related Reference Obligation, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other person (a) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such fund, is a Sanctioned Country or Sanctioned Person, as applicable, or (b) in any manner that would result in a violation of Sanctions by any person, including any person participating in the related Reference Obligation, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise.

(k) Counterparty shall neither request nor permit any Reference Obligation to become or remain the subject of a Transaction hereunder if Counterparty would not be permitted pursuant to the terms of the Reference Obligation to acquire or hold (or would otherwise be prohibited from acquiring or holding) such Reference Obligation (or any participation interest in such Reference Obligation).

(l) If, in respect of any Transaction, Counterparty is no longer permitted to acquire or hold (or otherwise becomes prohibited from acquiring or holding) the related Reference Obligation (or any participation interest in such Reference Obligation), then Counterparty shall immediately notify BNPP thereof.

(m) In connection with each Transaction Trade Date and each Transaction terminated pursuant to Clause 3(a)(i), if Counterparty or any of its Affiliates, whether by virtue of the types of relationships described herein or otherwise, is in possession of information regarding any related Reference Entity or any Affiliate of such Reference Entity that is or may be material in the context of such Transaction or the purchase or sale of any related Reference Obligation, and such information is not publicly available, then Counterparty shall disclose such information to each Approved Counterparty or Dealer, as the case may be, from whom a Firm Offer or a Firm Bid, as the case may be, is obtained or solicited.

8. ADJUSTMENTS RELATING TO CERTAIN UNPAID OR RESCINDED PAYMENTS.

(a) If (i) BNPP makes any payment to Counterparty as provided under Clause 2 and the corresponding Interest and Fee Amount is not paid (in whole or in part) when due or (ii) any Interest and Fee Amount in respect of a Reference Obligation is required to be returned (in whole or in part) by a Reference Obligation Holder to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then Counterparty will pay to BNPP, upon request by BNPP, such amount (or portion thereof) so not paid or so required to be returned, paid or otherwise rescinded. If such returned, paid or otherwise rescinded amount is subsequently paid, BNPP shall pay such amount (subject to Clause 8(c)) to Counterparty on the fifth Business Day following the last day of the next Monthly Period.

(b) If, with respect to any Repaid Obligation, the corresponding payment of principal of the Repaid Obligation is required to be returned (in whole or in part) by a Reference Obligation Holder to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then (i) the parties hereto shall be restored severally and respectively to their former positions hereunder and thereafter all rights and obligations of the parties hereunder shall continue as though no Repayment had occurred and (ii) without limiting the generality of the foregoing, if either party has made a payment to the other party in respect of Capital Appreciation or Capital Depreciation related to such Repayment as provided under Clause 2, then the party that received the payment in respect of such Capital Appreciation or Capital Depreciation, as applicable, shall repay such amount (subject to Clause 8(c)) to the other party. If such returned, paid or otherwise rescinded amount is subsequently paid by the related Reference Entity or any such other person or entity, then the relevant party shall pay the amount of such Capital Appreciation or Capital Depreciation, as applicable, on the fifth Business Day following the last day of the next Monthly Period.

(c) Amounts payable pursuant to this Clause 8 shall be subject to adjustment by the Calculation Agent in good faith and on a commercially reasonable basis, as agreed by BNPP and Counterparty, in order to preserve for the parties the intended economic risks and benefits of the relevant Transaction.

(d) The payment obligations of BNPP and Counterparty pursuant to this Clause 8 shall survive the termination of all Transactions.

9. CREDIT SUPPORT.

Notwithstanding anything in the Credit Support Annex to the contrary, the following collateral terms shall apply to each Transaction to which this Master Confirmation relates (capitalized terms used in this Clause 9 but not otherwise defined in this Master Confirmation have the respective meanings given to such terms in the Credit Support Annex):

(a)	With respect to each Transaction to which this Master Confirmation relates, an “Independent Amount” shall be applicable to Counterparty on each date of determination in an amount in USD equal to, unless otherwise specified by BNPP from time to time, the Notional Amount of such Transaction on such date of determination multiplied by the relevant Independent Amount Percentage set forth in the table below for each listed type of Reference Obligation. Not later than one Business Day after (i) the Transaction Trade Date with respect to any Transaction and (ii) the date of any increase in the Independent Amount Percentage applicable to any Transaction, Counterparty as Pledgor will Transfer to BNPP as Secured Party Eligible Collateral having a Value as of the date of Transfer equal to the related Independent Amount (or increase in the related Independent Amount) determined pursuant to this Clause 9(a).

Type of Reference Obligation	Independent Amount Percentage
Senior Secured Obligation	25% + Additional Independent Amount Percentage
Senior Secured Obligations that are also CCC Reference Obligations	30% + Additional Independent Amount Percentage
Second Lien Obligation	40% + Additional Independent Amount Percentage
Second Lien Obligations that are also CCC Reference Obligations	50% + Additional Independent Amount Percentage

(b)	Notwithstanding anything to the contrary in the Credit Support Annex, (X) Exposure with respect to all Transactions under the Master Agreement (other than all Transactions to which this Master Confirmation relates) shall be calculated in accordance with the Credit Support Annex and (Y) Exposure with respect to all Transactions to which this Master Confirmation relates shall be calculated as follows:

(i) Counterparty’s Exposure for all Transactions to which this Master Confirmation relates will be the greater of (x) the aggregate of the Unrealized Capital Gains for each such Transaction with an Unrealized Capital Gain that exceeds zero minus the aggregate of the Unrealized Capital Losses for each such Transaction with an Unrealized Capital Loss that exceeds zero, and (y) zero; and

(ii) BNPP’s Exposure for all Transactions to which this Master Confirmation relates will be the greater of (x) the aggregate of the Unrealized Capital Losses for each such Transaction with an Unrealized Capital Loss that exceeds zero minus the aggregate of the Unrealized Capital Gains for each such Transaction with an Unrealized Capital Gain that exceeds zero, and (y) zero.

(c)	For purposes of calculating “Current Price” and “Net Collateral Value” with respect to any Transaction to which this Master Confirmation relates, BNPP shall be the sole Valuation Agent, but shall take into account the bid price published by the Pricing Service (if any).

(d)	Notwithstanding anything in this Master Confirmation to the contrary (including in Clause 3(g)), if a Transaction Termination Trade Date occurs (i) during the Ramp-Down Period, (ii) because all Transactions are being terminated pursuant to Clause 3(b), Clause 3(c)(ii) or in connection with the occurrence of the Facility Scheduled Termination Date (including pursuant to Clause 3(d)) or (iii) in connection with a termination of all Transactions at a time when Counterparty does not have the right to provide notice to BNPP of a Firm Bid in connection with the termination of a Transaction by reason of the proviso to Clause 4(a), then, for purposes of determining the effect on the Return Amount with respect to the related Terminated Obligation, neither of the Reference Amount nor the Current Funded Amount of such Terminated Obligation shall be reduced to zero until the Business Day next succeeding the Transaction Termination Settlement Date.

(e)	Each Business Day shall be a Valuation Date.

(f)	Any Transfer required to be made pursuant to this Clause 9 shall be a Transfer made under the Credit Support Annex (and not a payment or delivery made under Section 2(a)(i) of the Master Agreement).

10. NOTICE AND ACCOUNT DETAILS.

Notices to BNPP:

BNP Paribas, acting through its London Branch

Credit Structuring

787 7th Avenue

New York, New York 10019

Phone: (212) 841-3452

Email: DL.BNPP.HIGHLAND.ACQUISITIONS@us.bnpparibas.com

Attention: Adam Schwartz

Notices to Counterparty:

Nexpoint Capital Inc.

300 Crescent Court Suite 700

Dallas TX 75201

Phone: 972-628-4100

Email: R-Operations@HighlandCapital.com

Attention: Carter Chism

11. OFFICES.

(a) The Office of BNPP for each Transaction:

BNPP’s London Office.

(b) The Office of Counterparty for each Transaction:

Nexpoint Capital Inc.

300 Crescent Court Suite 700

Dallas TX 75201

Please confirm that the foregoing correctly sets forth the terms of our agreement by having a duly authorized officer of Counterparty execute this Master Confirmation and return the same by facsimile to the attention of the individual at BNPP indicated on the first page hereof.

Very truly yours,
BNP PARIBAS

By:	/s/ Kevin Moran
Name: Kevin Moran
Title: Authorized Signatory

By:	/s/ Ludovic Goebbels
Name: Ludovic Goebbels
Title: Authorized Signatory

CONFIRMED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

NEXPOINT CAPITAL, INC.

By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Treasurer

APPENDIX A

ADDITIONAL DEFINITIONS

“Additional Independent Amount Percentage” means, with respect to a Reference Obligation, if such Reference Obligation is the subject of bid quotations from nationally recognized independent dealers in such Reference Obligation as reported on a Pricing Service (which, in the case of MarkIt Partners, is as reported in the “Depth” field) in the aggregate of (i) zero bids, as determined by BNPP in its sole discretion, (ii) one bid, 15%, (iii) two bids, 10%, and (iv) three or more bids, 0%.

“Affiliate”, for purposes of this Master Confirmation only, has the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended.

“AML Violation” exists, with respect to a Reference Obligation, if there is a violation of any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction by any person participating in such Reference Obligation.

“Approved Buyer” means (a) any entity listed in Annex IV (as such Annex may be amended by mutual written consent of the parties hereto from time to time) so long as its long-term unsecured and unsubordinated debt obligations on the “trade date” for the related purchase or submission of a Firm Bid contemplated hereby are rated at least “A2” by Moody’s and at least “A” by S&P and (b) if an entity listed in Annex IV is not the principal banking or securities Affiliate within a financial holding company group, the principal banking or securities Affiliate of such listed entity within such financial holding company group so long as such obligations of such Affiliate have the rating indicated in clause (a) above.

“Approved Counterparty” means any entity listed in Annex IV (as such Annex may be amended by mutual written consent of the parties hereto from time to time) or a nationally recognized independent dealer in the related Reference Obligation, approved by the Calculation Agent or its designated Affiliate in its sole discretion.

“Assigned Moody’s Rating” means the publicly available rating, unpublished monitored rating or the estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised; provided that, so long as the Calculation Agent or the BNPP Holder applies for a new estimated rating, or renewal of an estimated rating, in a timely manner and provides the information required to obtain such estimate or renewal, as applicable, then pending receipt of such estimate or renewal, as applicable, (A) in the case of a request for a new estimated rating, (i) for a period of 90 days, such debt obligation will have a Moody’s Rating of “B3” for purposes of this definition if the Calculation Agent or the BNPP Holder believes that such estimated rating will be at least “B3” and (ii) thereafter, such debt obligation will have a Moody’s Rating of “Caa3” or (B) in the case of a request for a renewal of an estimated rating following a material deterioration in the creditworthiness of the obligor or a specified amendment, the Calculation Agent will continue using the previous estimated rating assigned by Moody’s until such time as (x) Moody’s renews such estimated rating or assigns a new estimated rating for such debt obligation and (y) the criteria specified in clause (A) in connection with an annual request for a renewal of an estimated rating becomes applicable in respect of such debt obligation.

“Capital Appreciation” and “Capital Depreciation” mean, for any Total Return Payment Date, the amount determined according to the following formula for the applicable Terminated Obligation or Repaid Obligation:

(Final Price – Initial Price) x Reference Amount Reduction Amount

where

“Final Price” means (a) in the case of any Terminated Obligation, the percentage determined pursuant to Clause 4, and (b) in the case of any Repaid Obligation, the percentage determined pursuant to Clause 5.

If such amount is positive, such amount is “Capital Appreciation” and if such amount is negative, the absolute value of such amount is “Capital Depreciation”.

“CCC Reference Obligation” means a Reference Obligation that, (i) in the case of a Senior Secured Obligation, has a Moody’s Rating of Caa1 or lower or an S&P Rating of CCC+ or lower, or (ii) in the case of a Second Lien Obligation, has a Moody’s Default Probability Rating of Caa1 or lower or (if such obligation has an S&P Issuer Rating) an S&P Issuer Rating of CCC+ or lower.

“CFR” means, with respect to an obligor of a Reference Obligation, if such obligor has a corporate family rating by Moody’s, then such corporate family rating; provided that, if such obligor does not have a corporate family rating by Moody’s but any entity in the obligor’s corporate family does have a corporate family rating, then the CFR is such corporate family rating.

“Committed Obligation” means (a) any Delayed Drawdown Reference Obligation and (b) any Revolving Reference Obligation.

“Costs of Assignment” means, in the case of any Terminated Obligation, the sum of (a) any actual costs of transfer or assignment paid by the seller under the terms of any Terminated Obligation or otherwise actually imposed on the seller by any applicable administrative agent, borrower or obligor incurred in connection with the sale of such Terminated Obligation and (b) any reasonable expenses incurred by the seller in connection with such sale and, if transfers of the Terminated Obligation are subject to the Standard Terms and Conditions for Distressed Trade Master Confirmations, as published by the LSTA and as in effect on the Transaction Trade Date, legal costs incurred by the seller in connection with such sale.

“Credit Event” means the occurrence of a Bankruptcy or Failure to Pay. For purposes of the determination of whether a Credit Event has occurred, the Obligation Category will be Borrowed Money, the Payment Requirement will be USD1,000,000 and no Obligation Characteristics will be specified. Capitalized terms used in this definition but not defined in this Master Confirmation shall have the meanings specified in the 2014 ISDA Credit Derivatives Definitions.

“Cure Threshold” means, on any date of determination from and including the Facility Effective Date, a percentage equal to (a) the aggregate of all Independent Amounts under this Master Confirmation over (b) the Portfolio Notional Amount.

“Current Funded Amount” means, as of any date of determination, and in relation to any Reference Obligation (and the related Transaction) that is a Committed Obligation:

(a) the amount advanced to the Reference Entity under the Reference Obligation in respect of the Reference Amount until the earlier of (x) such date of determination and (y) the Transaction Termination Settlement Date,

less

(b) if such Reference Obligation is a Revolving Reference Obligation, the amount repaid by the Reference Entity under the Reference Obligation in respect of the Reference Amount until the earlier of (x) such date of determination and (y) the Transaction Termination Settlement Date,

as such amount may be reduced in accordance with Clause 3 or Clause 5 hereof.

“Current Price” means, with respect to any Reference Obligation on any date of determination, the Valuation Agent’s determination of the best bid that would be received for the sale on such date of determination of such Reference Obligation, taking into account the bid price (if any) as reported on a Pricing Service for the Reference Obligation. If Counterparty disputes the Valuation Agent’s determination of the Current Price of any Reference Obligation, then Counterparty may, no later than (i) three hours after Counterparty is given notice of such determination, if such notice is received prior to 12:00 p.m. (New York time), or (ii) 12:00 p.m. (New York time) on the day following the day on which Counterparty is given notice of such determination, if such notice is received after 12:00 p.m. (New York time), designate two Dealers of credit standing acceptable to BNPP in the exercise of its reasonable discretion to provide a Firm Bid to BNPP within such one-hour period. The highest of such two Firm Bids will be the Current Price. The “Current Price” shall be expressed as a percentage and will be determined exclusive of accrued interest.

“Dealer” means (i) a nationally recognized independent dealer in the related Reference Obligation chosen by the Calculation Agent or its designated Affiliate (other than the Calculation Agent or any of its Affiliates), (ii) any Approved Buyer designated by Counterparty pursuant to Clause 4(a) or (iii) any other entity (other than the Calculation Agent or any of its Affiliates) designated by the Calculation Agent or its designated Affiliate in its sole discretion as a “Dealer” for the purposes of this Master Confirmation.

“Delayed Drawdown Reference Obligation” means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid; provided that, on any date on which all commitments by the holder thereof to make advances to the borrower under such Delayed Drawdown Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Delayed Drawdown Reference Obligation for purposes of the Portfolio Criteria.

“DIP Reference Obligation” means a Loan made to a debtor in possession pursuant to Section 364 of the U.S. Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the U.S. Bankruptcy Code and fully secured by senior liens.

“Expense or Other Payment” means, with respect to a Reference Obligation, the aggregate amount of any payments (other than extensions of credit) due from the lender(s) of record generally in respect of any Reference Obligation, including, without limitation, (a) any expense associated with any amendment, modification or waiver of the provisions of a credit agreement, (b) any reimbursement of any agents under the provisions of a credit agreement, (c) any related Costs of Assignment, and (d) any indemnity or other similar payment in respect of those lenders that were lenders of record at any time from and including the related Transaction Trade Date in respect of the related Transaction to but excluding the related Transaction Termination Date.

“Firm Offer” means a good and irrevocable offer for value, to sell the applicable proposed Reference Obligation, expressed as a percentage and exclusive of accrued interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Reference Obligation, submitted by an Approved Counterparty.

“First-Lien Last-Out Loan” means a Loan that would otherwise be a Senior Secured Obligation except that, following a default of such Loan, such Loan becomes fully subordinated to other Senior Secured Obligations of the same obligor and is not entitled to any payments until such other Senior Secured Obligations are paid in full.

“Global Industry Classifications” means the Global Industry Classifications set forth below:

GLOBAL INDUSTRY CLASSIFICATIONS

Oil & Gas Drilling	Consumer Electronics	Regional Banks
Oil & Gas Equipment & Services	Home Furnishings	Thrifts & Mortgage Finance
Integrated Oil & Gas	Homebuilding	Other Diversified Financial Services
Oil & Gas Exploration & Production	Household Appliances	Multi-Sector Holdings
Oil & Gas Refining & Marketing	Housewares & Specialties	Specialized Finance
Oil & Gas Storage & Transportation	Leisure Products	Consumer Finance
Coal & Consumable Fuels	Apparel, Accessories & Luxury Goods	Asset Management & Custody Banks
Commodity Chemicals	Footwear	Investment Banking & Brokerage
Diversified Chemicals	Textiles	Diversified Capital Markets
Fertilizers & Agricultural Chemicals	Casinos & Gaming	Financial Exchanges & Data
Industrial Gases	Hotels, Resorts & Cruise Lines	Mortgage REITs
Specialty Chemicals	Leisure Facilities	Insurance Brokers
Construction Materials	Restaurants	Life & Health Insurance
Metal & Glass Containers	Education Services	Multi-line Insurance
Paper Packaging	Specialized Consumer Services	Property & Casualty Insurance
Aluminum	Advertising	Reinsurance

Diversified Metals & Mining	Broadcasting	Internet Software & Services
Copper	Cable & Satellite	IT Consulting & Other Services
Gold	Movies & Entertainment	Data Processing & Outsourced Services
Precious Metals & Minerals	Publishing	Application Software
Silver	Distributors	Systems Software
Steel	Internet & Direct Marketing Retail	Home Entertainment Software
Forest Products	Department Stores	Communications Equipment
Paper Products	General Merchandise Stores	Technology Hardware, Storage & Peripherals
Aerospace & Defense	Apparel Retail	Electronic Equipment & Instruments
Building Products	Computer & Electronics Retail	Electronic Components
Construction & Engineering	Home Improvement Retail	Electronic Manufacturing Services
Electrical Components & Equipment	Specialty Stores	Technology Distributors
Heavy Electrical Equipment	Automotive Retail	Semiconductor Equipment
Industrial Conglomerates	Homefurnishing Retail	Semiconductors
Construction Machinery & Heavy Trucks	Drug Retail	Alternative Carriers
Agricultural & Farm Machinery	Food Distributors	Integrated Telecommunication Services
Industrial Machinery	Food Retail	Wireless Telecommunication Services
Trading Companies & Distributors	Hypermarkets & Super Centers	Electric Utilities
Commercial Printing	Brewers	Gas Utilities
Environmental & Facilities Services	Distillers & Vintners	Multi-Utilities
Office Services & Supplies	Soft Drinks	Water Utilities
Diversified Support Services	Agricultural Products	Independent Power Producers & Energy Traders
Security & Alarm Services	Packaged Foods & Meats	Renewable Electricity
Human Resource & Employment Services	Tobacco	Diversified REITs
Research & Consulting Services	Household Products	Industrial REITs
Air Freight & Logistics	Personal Products	Hotel & Resort REITs
Airlines	Health Care Equipment	Office REITs
Marine	Health Care Supplies	Health Care REITs
Railroads	Health Care Distributors	Residential REITs
Trucking	Health Care Services	Retail REITs
Airport Services	Health Care Facilities	Specialized REITs
Highways & Railtracks	Managed Health Care	Diversified Real Estate Activities
Marine Ports & Services	Health Care Technology	Real Estate Operating Companies
Auto Parts & Equipment	Biotechnology	Real Estate Development
Tires & Rubber	Pharmaceuticals	Real Estate Services
Automobile Manufacturers	Life Sciences Tools & Services
Motorcycle Manufacturers	Diversified Banks

“Governmental Authority” means any government (whether federal, state or local) having jurisdiction over any aspect of the applicable Transaction or any related hedge, if any, established by BNPP, any of its Affiliates or the Hedging Vehicle, and any agency, authority, instrumentality, ministry, regulatory body, court, central bank or other entity (public or private) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies).

“Hard Asset Loan” means a Loan that is secured by collateral consisting primarily of tangible assets other than the obligor’s ownership interest or investment in other persons or entities, as determined by the Calculation Agent in a commercially reasonable manner.

“Hedging Vehicle” means, with respect to a Transaction, any special purpose entity that (i) maintains a substantial swap trading relationship with BNPP, (ii) does not maintain a substantial swap trading relationship with any other swap dealer, (iii) holds the related Reference Obligation as a related hedge to such Transaction, and (iv) is organized in the Republic of Ireland.

“Inchoate Reference Obligation” means an obligation whose closing is not yet complete and with respect to which full funding has not yet occurred, unless the seller (or a transferor to such seller of such obligation) has made a legally binding commitment to fully fund such obligation to the obligor thereof (subject to customary conditions), which commitment is not conditioned on BNPP’s, Counterparty’s, or an Affiliate of Counterparty’s (and for purposes hereof, including any entity that is commonly managed or advised by Counterparty or an Affiliate of Counterparty in the term “Affiliate”) ultimate purchase of such obligation from such seller.

“Initial Funded Amount” means, as of any date of determination, and in relation to any Reference Obligation (and the related Transaction) that is a Committed Obligation, the amount advanced to the Reference Entity under the Reference Obligation in respect of the Reference Amount as of the Transaction Trade Date (or, if the Transaction Settlement Date has occurred, the Transaction Settlement Date), as such amount may be reduced in accordance with Clause 3 or Clause 5 hereof.

“Interest and Fee Amount” means, for any BNPP Fixed Amount Payer Payment Date and any Transaction, the aggregate amount of interest (excluding interest breakage costs), fees (including, without limitation, amendment, consent, tender, facility, letter of credit and other similar fees) and other amounts (other than in respect of principal and premium paid in respect of principal) paid to a Reference Obligation Holder in respect of the Reference Amount of the related Reference Obligation (after deduction of any withholding taxes for which the related Reference Entity is not obligated to reimburse a Reference Obligation Holder, if applicable) during the relevant BNPP Fixed Amount Payer Calculation Period or, with respect to the final BNPP Fixed Amount Payer Calculation Period for any Transaction, on the final BNPP Fixed Amount Payer Payment Date, less (i) any fee or other consideration paid to compensate a Reference Obligation Holder in its capacity as administrative agent, collateral agent, letter of credit issuer or swing line lender under the relevant loan documentation and (ii) any indemnity, reimbursement payments or compensation for out of pocket loss and expenses made to a Reference Obligation Holder; provided that Interest and Fee Amounts:

(a)	in the case of “Interest and Accruing Fees” (as defined in the “Standard Terms and Conditions for Par/Near Par Trade Master Confirmations” or “Standard Terms and Conditions for Distressed Trade Master Confirmations”, as applicable to the relevant Reference Obligation, most recently published by the LSTA prior to the Trade Date), shall not include any amounts that accrue prior to the Transaction Settlement Date for the related Reference Obligation or that accrue on or after the Transaction Termination Date for the related Terminated Obligation or Repaid Obligation,

(b)	in the case of “Non-Recurring Fees” (as so defined), shall not include any amounts that (i) are paid with respect to any event occurring prior to the Transaction Trade Date, or on or after the Transaction Termination Trade Date, for the related Reference Obligation or portion thereof, or the related Terminated Obligation or Repaid Obligation, or (ii) are paid with respect to the related Reference Obligation that is not held by or on behalf of BNPP as a hedge for the related Transaction; and

(c)	shall be determined after deducting all customary and reasonable expenses that would be incurred by a buyer in connection with any purchase of the Reference Obligation as a hedge for such Transaction and shall be adjusted by any Delay Compensation as provided in Clause 6(b).

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement or other similar credit agreement.

“LSTA” means The Loan Syndications and Trading Association, Inc. and any successor thereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor or successors thereto.

“Moody’s Default Probability Rating” means, with respect to a Reference Obligation, as of any date of determination:

(a)	if the obligor of such Reference Obligation has a CFR, then such CFR;

(b)	if not determined pursuant to clause (a) above, if the obligor of such Reference Obligation has one or more senior unsecured obligations with an Assigned Moody’s Rating (other than any estimated rating), then the Assigned Moody’s Rating on any such obligation as selected by the Calculation Agent in its sole discretion;

(c)	if not determined pursuant to clauses (a) or (b) above, if the obligor of such Reference Obligation has one or more senior secured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory lower than the Assigned Moody’s Rating on any such senior secured obligation as selected by the Calculation Agent in its sole discretion;

(d)	if not determined pursuant to clauses (a), (b) or (c) above, if a rating estimate has been assigned to such Reference Obligation by Moody’s upon the request of the Calculation Agent or the BNPP Holder, then the Moody’s Default Probability Rating is such rating estimate as long as such rating estimate or a renewal for such rating estimate has been issued or provided by Moody’s in each case within the 15 month period preceding the date on which the Moody’s Default Probability Rating is being determined; provided that, if such rating estimate has been issued or provided by Moody’s for a period (x) longer than 13 months but not beyond 15 months, the Moody’s Default Probability Rating will be one subcategory lower than such rating estimate and (y) beyond 15 months, the Moody’s Default Probability Rating will be deemed to be “Caa3”;

(e)	if such Reference Obligation is a DIP Reference Obligation, the Moody’s Derived Rating set forth in clause (a) in the definition thereof;

(f)	if not determined pursuant to any of clauses (a) through (e) above and at the election of the Calculation Agent, the Moody’s Derived Rating; and

(g)	if not determined pursuant to any of clauses (a) through (f) above, the Reference Obligation will be deemed to have a Moody’s Default Probability Rating of “Caa3”.

“Moody’s Derived Rating” means, with respect to a Reference Obligation whose Moody’s Default Probability Rating is determined as the Moody’s Derived Rating, the rating as determined in the manner set forth below:

(a)	with respect to any DIP Reference Obligation, the Moody’s Default Probability Rating of such Reference Obligation shall be the rating which is one subcategory below the facility rating (whether public or private) of such DIP Reference Obligation rated by Moody’s;

(b)	if not determined pursuant to clause (a) above, (1) if such Reference Obligation is rated by S&P, then the rating which is one subcategory below the Moody’s equivalent rating of the S&P Rating of such Reference Obligation, (2) if such Reference Obligation does not have an S&P Rating, but another security or obligation of the obligor is publicly rated by S&P, and such other security or obligation of the obligor is (i) a senior secured obligation, then the rating which is one subcategory below the Moody’s equivalent rating of the S&P rating of such other security or obligation of the obligor, (ii) an unsecured obligation, then the rating which is the Moody’s equivalent rating of the S&P rating of such other security or obligation of the obligor, and (iii) a subordinated obligation, then the rating which is one subcategory above the Moody’s equivalent rating of the S&P rating of such other security or obligation of the obligor, or (3) if such Reference Obligation is a DIP Reference Obligation, no Moody’s Derived Rating may be determined based on a rating by S&P or any other rating agency; and

(c)	if not determined pursuant to clauses (a) or (b) above and such Reference Obligation is not rated by Moody’s or S&P and no other security or obligation of the issuer of such Reference Obligation is rated by Moody’s or S&P, and if Moody’s has been requested by the Calculation Agent, the BNPP Holder or the issuer of such Reference Obligation to assign a rating or rating estimate with respect to such Reference Obligation but such rating or rating estimate has not been received, pending receipt of such estimate, the Moody’s Derived Rating of such Reference Obligation for purposes of the definition of Moody’s Default Probability Rating shall be (i) “B2” or lower if the Calculation Agent or the BNPP Holder believes that such estimate shall be at least “B2” or lower and if the Portfolio Notional Amount attributable to Reference Obligations determined pursuant to this clause (c)(i) and clause (a) above does not exceed 5% of the Portfolio Target Amount or (ii) otherwise, “Caa1”.

“Moody’s Industry Classifications” means the Moody’s Industry Classification Group List set forth below:

Moody’s Industry Classification Group List

1.	CORP—Aerospace & Defense
2.	CORP—Automotive
3.	CORP—Banking, Finance, Insurance & Real Estate
4.	CORP—Beverage, Food & Tobacco
5.	CORP—Capital Equipment
6.	CORP—Chemicals, Plastics, & Rubber
7.	CORP—Construction & Building
8.	CORP—Consumer goods: Durable
9.	CORP—Consumer goods: Non-durable
10.	CORP—Containers, Packaging & Glass
11.	CORP—Energy: Electricity
12.	CORP—Energy: Oil & Gas
13.	CORP—Environmental Industries
14.	CORP—Forest Products & Paper
15.	CORP—Healthcare & Pharmaceuticals
16.	CORP—High Tech Industries
17.	CORP—Hotel, Gaming & Leisure
18.	CORP—Media: Advertising, Printing & Publishing
19.	CORP—Media: Broadcasting & Subscription
20.	CORP—Media: Diversified & Production
21.	CORP—Metals & Mining
22.	CORP—Retail
23.	CORP—Services: Business
24.	CORP—Services: Consumer
25.	CORP—Sovereign & Public Finance
26.	CORP—Telecommunications
27.	CORP—Transportation: Cargo
28.	CORP—Transportation: Consumer
29.	CORP—Utilities: Electric
30.	CORP—Utilities: Oil & Gas
31.	CORP—Utilities: Water
32.	CORP—Wholesale

“Moody’s Rating” means, with respect to a Reference Obligation, as of any date of determination:

(i)	if the Reference Obligation itself is rated by Moody’s (including pursuant to any credit estimate), such rating,

(ii)	if the foregoing paragraph is not applicable, then, if the Reference Obligation is a Loan and the related Reference Entity has a corporate family rating by Moody’s, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Loan:

Loan	Relevant Rating
The Loan is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody’s that is one rating subcategory above such corporate family rating

The Loan is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody’s that is one rating subcategory below such corporate family rating

The Loan is Subordinate	The rating by Moody’s that is two rating subcategories below such corporate family rating

(iii)	if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on a secured obligation of the Reference Entity that is not a Second Lien Obligation and is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating assigned by Moody’s to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody’s that is one rating subcategory below the rating assigned by Moody’s to the other obligation

The Reference Obligation is Subordinate	The rating by Moody’s that is two rating subcategories below the rating assigned by Moody’s to the other obligation

(iv)	if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on an unsecured obligation of the Reference Entity (or, failing that, an obligation that is a Second Lien Obligation) but is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody’s that is one rating subcategory above the rating assigned by Moody’s to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating assigned by Moody’s to the other obligation

The Reference Obligation is Subordinate	The rating by Moody’s that is one rating subcategory below the rating assigned by Moody’s to the other obligation

(v)	if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on an obligation of the Reference Entity that is Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by Moody’s that is two rating subcategories above the rating assigned by Moody’s to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by Moody’s that is one rating subcategory above the rating assigned by Moody’s to the other obligation

The Reference Obligation is Subordinate	The rating assigned by Moody’s to the other obligation

(vi)	if a rating cannot be assigned pursuant to clauses (i) through (v), the Moody’s Rating may be determined using any of the methods below:

(A)	for up to 10% of the Portfolio Target Amount, Counterparty may apply to Moody’s for a shadow rating or public rating of such Reference Obligation, which shall then be the Moody’s Rating (and Counterparty may deem the Moody’s Rating of such Reference Obligation to be “B3” pending receipt of such shadow rating or public rating, as the case may be); provided that (x) a Reference Obligation will not be included in the 10% limit of the Portfolio Target Amount if Counterparty has assigned a rating to such Reference Obligation in accordance with clause (B) below and (y) upon receipt of a shadow rating or public rating, as the case may be, such Reference Obligation will not be included in the 10% limit of the Portfolio Target Amount; or

(B)	for up to 10% of the Portfolio Target Amount, if there is a private rating of an obligor that has been provided by S&P to BNPP and Counterparty, Counterparty may impute a Moody’s Rating that corresponds to such private rating; provided that a Reference Obligation will not be included in the 10% limit of the Portfolio Target Amount if Counterparty has applied to Moody’s for a shadow rating,

(vii)	if a rating cannot be assigned pursuant to clauses (i) through (vi), the Moody’s Rating shall be Caa3.

For purposes of the foregoing, a “private rating” shall refer to a rating obtained by BNPP, by Counterparty or by or on behalf of an obligor on a Reference Obligation that is not disseminated publicly; whereas a “shadow rating” shall refer to a credit estimate obtained upon application of Counterparty or a holder of a Reference Obligation. Any private rating or shadow rating shall be required to be refreshed annually. If Counterparty applies to Moody’s for a shadow rating or public rating of a Reference Obligation, Counterparty shall provide evidence to BNPP of such application and shall notify BNPP of the expected rating. Counterparty shall notify BNPP of the shadow rating or public rating assigned by Moody’s to a Reference Obligation.

“Moody’s Rating Factor” means, for each Reference Obligation, as of any date of determination, the number set forth in the table below opposite the Moody’s Default Probability Rating of such Reference Obligation.

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

Any Reference Obligation issued or guaranteed by the United States government or any agency or instrumentality thereof is assigned a Moody’s Default Probability Rating equal to the then-current Moody’s rating of the direct obligations of the United States government.

“Moody’s Weighted Average Rating Factor” means the number (rounded up to the nearest whole number) determined by:

summing the products of (i) the Notional Amount of each Reference Obligation multiplied by (ii) the Moody’s Rating Factor of such Reference Obligation and dividing such sum by the Portfolio Notional Amount.

“Net Collateral Value” means, as of any date of determination, an amount equal to (a) the aggregate Value (as defined in the Credit Support Annex) on such date of all Posted Credit Support (as defined in the Credit Support Annex) held by BNPP as Secured Party (as defined in the Credit Support Annex) plus (b) the aggregate of all Unrealized Capital Gains on such date with respect to the Reference Portfolio minus (c) the aggregate of all Unrealized Capital Losses on such date with respect to the Reference Portfolio.

“Net Collateral Value Percentage” means, as of any date of determination, an amount (expressed as a percentage) equal to (a) the Net Collateral Value on such date divided by (b) the Portfolio Notional Amount on such date.

“Net Current Funded Amount” means, as of any date of determination, and in relation to any Reference Obligation (and the related Transaction) that is a Committed Obligation, the Current Funded Amount on such date of determination less the Initial Funded Amount, as such amount may be reduced in accordance with Clause 3 or Clause 5 hereof.

“Non-Emerging Market Country” means any country that has a country ceiling for foreign currency bonds of at least “Aa2” by Moody’s and, to the extent such country is rated by S&P, a sovereign rating of at least “AA” by S&P.

“OFAC” means the United States Treasury Department’s Office of Foreign Assets Control.

“OFAC Violation” exists, with respect to a Reference Obligation, if any person uses the proceeds of such Reference Obligation, or lends, contributes or otherwise makes available such proceeds to any subsidiary, joint venture partner or any other person (a) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such fund, is a Sanctioned Country or Sanctioned Person, as applicable, or (b) in any manner that would result in a violation of Sanctions by any person, including any person participating in such Reference Obligation, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise.

“Portfolio Target Amount” means (a) during the Ramp-Up Period, the Maximum Portfolio Notional Amount, (b) during the Ramp-Down Period, the Portfolio Notional Amount on the day immediately preceding the first day of the Ramp-Down Period and (c) otherwise, the Portfolio Notional Amount.

“Pre-Approved Reference Obligation” means any of the Reference Obligations listed in Annex VI hereto.

“Pricing Service” means Markit Partners or any other nationally recognized loan pricing service mutually agreed upon by the Calculation Agent and Counterparty; provided that neither Counterparty nor any of its Affiliates shall be a Pricing Service; provided, further, that the Calculation Agent shall have the ability upon at least 15 Business Days’ prior written notice to advise Counterparty that one or more sources listed herein is no longer considered to be a Pricing Service, provided that the Calculation Agent can only provide such notice if in its commercially reasonable discretion such Pricing Service has largely or entirely exited its loan pricing business.

“Rate Payments” means Counterparty First Floating Amounts, Counterparty Second Floating Amounts, Counterparty Third Floating Amounts, Counterparty Fourth Floating Amounts and BNPP Fixed Amounts.

“Reference Amount Reduction Amount” means the amount by which the Reference Amount of the related Reference Obligation is reduced pursuant to Clause 3(d), Clause 3(e), Clause 3(g) or Clause 5(b) (determined immediately prior to the related Transaction Termination Trade Date or Repayment Date, as applicable) for any Terminated Obligation or Repaid Obligation, as applicable.

“Reference Obligation Credit Agreement” means the term loan agreement or other similar credit agreement governing the related Reference Obligation.

“Reference Obligation Holder” means a holder of the Reference Obligation with the same tax status as BNPP or, if any Affiliate of BNPP or the Hedging Vehicle holds the Reference Obligation to hedge BNPP’s obligations hereunder, such Affiliate or Hedging Vehicle, as the case may be, in any case assuming that BNPP, such Affiliate or Hedging Vehicle, as the case may be, treats Counterparty as the beneficial owner of the Reference Obligation for U.S. federal income tax purposes.

“Regulatory Event” means the occurrence of any of the following events following the Transaction Trade Date for a Transaction:

(i) the effectiveness or adoption of any rule, law, regulation, rulemaking, order, decree, guideline, judgment, decision, directive or statute (together with any communication under clause (ii) below, “Applicable Law”) (or in the applicability or official or generally accepted interpretation of any Applicable Law), or any change or amendment thereto, enacted, promulgated, executed, ratified or adopted by any Governmental Authority;

(ii) an action taken by a taxing authority or brought in a court of competent jurisdiction (regardless of whether such action is taken or brought) with respect to BNPP or Counterparty; or

(iii) the imposition of margin or collateral requirements of a futures commission merchant, derivatives clearing organization, board of trade designated as a contract market, swap execution facility, clearing agency, registered broker, dealer or security-based swap dealer, exchange or security-based swap execution facility, whether imposed pursuant to any Applicable Law or otherwise;

in each case which renders all or part of such Transaction unlawful or materially and adversely affects the capital treatment of such Transaction or BNPP’s hedge of any part of such Transaction or the tax treatment of any hedge of BNPP’s obligations under such Transaction.

“Regulatory Affected Transaction” means any Transaction with respect to which a Regulatory Event has occurred.

“Revolving Reference Obligation” means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum aggregate amount that can be borrowed and (c) permits, during any period on or after the date on which the holder thereof acquires such Reference Obligation, the re-borrowing of any amount previously repaid; provided that, on the date that all commitments by the holder thereof to make advances to the borrower under such Revolving Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Revolving Reference Obligation for purposes of the Portfolio Criteria.

“S&P” means S&P Global Ratings, an S&P Global business, and any successor or successors thereto.

“S&P Industry Classifications” means the S&P Industry Classifications set forth below:

S&P Industry Classifications

Asset Code	Asset Description
1	Aerospace & Defense
2	Air transport
3	Automotive
4	Beverage & Tobacco
5	Radio & Television
6	[Reserved]
7	Building & Development
8	Business equipment & services
9	Cable & satellite television
10	Chemicals & plastics
11	Clothing/textiles
12	Conglomerates
13	Containers & glass products
14	Cosmetics/toiletries
15	Drugs
16	Ecological services & equipment
17	Electronics/electrical
18	Equipment leasing
19	Farming/agriculture
20	Financial intermediaries
21	Food/drug retailers
22	Food products
23	Food service
24	Forest products
25	Health care
26	Home furnishings
27	Lodging & casinos
28	Industrial equipment
29	[Reserved]
30	Leisure goods/activities/movies
31	Nonferrous metals/minerals
32	Oil & gas
33	Publishing
34	Rail industries
35	Retailers (except food & drug)
36	Steel
37	Surface transport
38	Telecommunications
39	Utilities
43	Life Insurance
44	Health Insurance
45	Property & Casualty Insurance
46	Diversified Insurance

“S&P Issuer Rating” means, with respect to a Reference Obligation, if such Reference Obligation is a Second Lien Obligation, the corporate issuer rating by S&P of the related Reference Entity.

“S&P Rating” means, with respect to a Reference Obligation:

(i)	if the Reference Obligation itself is rated by S&P (including pursuant to any credit estimate), such rating,

(ii)	if the foregoing paragraph is not applicable, then, if the Reference Obligation is a Loan and the related Reference Entity has a corporate issuer rating by S&P, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Loan:

Loan	Relevant Rating
The Loan is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is one rating subcategory above such corporate issuer rating

The Loan is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory below such corporate issuer rating

The Loan is Subordinate	The rating by S&P that is two rating subcategories below such corporate issuer rating

(iii)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on a secured obligation of the Reference Entity that is not a Second Lien Obligation and is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating assigned by S&P to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

The Reference Obligation is Subordinate	The rating by S&P that is two rating subcategories below the rating assigned by S&P to the other obligation

(iv)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on an unsecured obligation of the Reference Entity (or, failing that, an obligation that is a Second Lien Obligation) but is not Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating assigned by S&P to the other obligation

The Reference Obligation is Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

(v)	if the foregoing paragraphs are not applicable, but there is a rating by S&P on an obligation of the Reference Entity that is Subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Obligation and is not Subordinate	The rating by S&P that is two rating subcategories above the rating assigned by S&P to the other obligation

The Reference Obligation is an unsecured obligation or is a Second Lien Obligation, but is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation

The Reference Obligation is Subordinate	The rating assigned by S&P to the other obligation

(vi)	if the foregoing paragraphs are not applicable, then the S&P Rating shall be “CCC-”; provided that (x) if application has been made to S&P to rate a Reference Obligation and such Reference Obligation has a Moody’s Rating, then the S&P Rating with respect to such Reference Obligation shall, pending the receipt of such rating from S&P, be equal to the S&P Rating that is equivalent to such Moody’s Rating and (y) Reference Obligations in the Reference Portfolio constituting no more, by aggregate Notional Amount, than 10% of the Portfolio Target Amount may be given a S&P Rating based on a rating given by Moody’s as provided in clause (x) (after giving effect to the addition of the relevant Reference Obligation, if applicable).

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sanctions” means any sanctions program enacted, administered, imposed or enforced by OFAC, the United States Department of State, the United Nations Security Council, the European Union, the French Republic, Her Majesty’s Treasury and/or any other relevant sanctions authority.

“Second Lien Obligation” means a Hard Asset Loan, a First-Lien Last-Out Loan, a Subordinated Holding Company Loan, or other Loan that is secured by collateral, but as to which the beneficiary or beneficiaries of such collateral security agree for the benefit of the holder or holders of Senior Secured Obligations secured by the same collateral as to one or more of the following: (1) to defer their right to enforce such collateral security either permanently or for a specified period of time while such Senior Secured Obligations are outstanding, (2) to permit a holder or holders of such Senior Secured Obligations to sell such collateral free and clear of the security in favor of such beneficiary or beneficiaries, (3) not to object to sales of assets by the obligor on such Loan following the commencement of a bankruptcy or other insolvency proceeding with respect to such obligor or to an application by the holder or holders of such Senior Secured Obligations to obtain adequate protection in any such proceeding and (4) not to contest the creation, validity, perfection or priority of such Senior Secured Obligations.

“Senior Secured Obligation” means a Loan (other than a First-Lien Last-Out Loan, a Hard Asset Loan or a Subordinated Holding Company Loan) that: (i) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the obligor of such Loan (other than with respect to liquidation, trade claims, capitalized leases or similar obligations); (ii) is secured by a valid, first-priority perfected security interest or lien in, to or on specified collateral securing such obligor’s obligations under such Loan; and (iii) the value of the collateral securing such Loan at the Transaction Trade Date together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (as determined by the Calculation Agent in a commercially reasonable manner) to repay such Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral.

“Subordinate” means, with respect to an obligation (the “Subordinated Obligation”) and another obligation of the obligor thereon to which such obligation is being compared (the “Senior Obligation”), a contractual, trust or similar arrangement (without regard to the existence of preferred creditors arising by operation of law or to collateral, credit support, lien or other credit enhancement arrangements or provisions regarding the application of proceeds of any of the foregoing) providing that (i) upon the liquidation, dissolution, reorganization or winding up of the obligor, claims of the holders of the Senior Obligation will be satisfied prior to the claims of the holders of the Subordinated Obligation or (ii) the holders of the Subordinated Obligation will not be entitled to receive or retain payments in respect of their claims against the obligor at any time that the obligor is in payment arrears or is otherwise in default under the Senior Obligation.

“Subordinated Holding Company Loan” means a Loan that is a senior secured obligation, issued by a holding company and secured only by the assets of such holding company, not benefitting from a guarantee by the related operating company, as determined by the Calculation Agent in a commercially reasonable manner.

“Term Obligation” means any Reference Obligation that is not a Committed Obligation.

“Terminated Obligation” means any Reference Obligation or portion of any Reference Obligation with respect to which the related Transaction (or portion thereof) is being terminated and the Reference Amount of which is being reduced.

“Termination Threshold” means, on any date of determination from and including the Facility Effective Date, the Cure Threshold minus 5%.

“Total Return Payment Date” means, with respect to any Terminated Obligation or Repaid Obligation, the earlier of (a) the fifth Payment Business Day next succeeding the last day of the Monthly Period during which the related Transaction Termination Date occurs and (b) the Facility Final Termination Date.

“Transaction Termination Settlement Date” means, for any Terminated Obligation, the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), of the sale of such Terminated Obligation with the trade date for such sale occurring on the related Transaction Termination Trade Date. For the avoidance of doubt, the Transaction Termination Settlement Date with respect to any Transaction will be no later than the Facility Final Termination Date.

“Transaction Termination Trade Date” means, with respect to any Terminated Obligation, the date so designated in the related Accelerated Termination Notice or as provided in Clause 3(d) or (e); provided that if the related Final Price is not determined in accordance with Clause 4(a), the “Transaction Termination Trade Date” will be the bid submission deadline for the Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation that are to be the basis for determining the Final Price of such Terminated Obligation as designated by the Calculation Agent in order to cause the related Total Return Payment Date to occur as promptly as practicable (in the discretion of the Calculation Agent) after the date originally designated as the “Transaction Termination Trade Date” in the related Accelerated Termination Notice. The Calculation Agent shall notify the parties of any Transaction Termination Trade Date designated by it pursuant to the foregoing proviso.

“Unrealized Capital Gain” and “Unrealized Capital Loss” mean, with respect to any Reference Obligation on any date of determination, the amount determined according to the following formula:

(Current Price – Initial Price) x Reference Amount

If such amount is positive, such amount is “Unrealized Capital Gain” and if such amount is negative, the absolute value of such amount is “Unrealized Capital Loss”. For purposes of computing any Unrealized Capital Gain or Unrealized Capital Loss, a Repaid Obligation or Terminated Obligation will be deemed to continue to be outstanding in an amount equal to its Reference Amount until (but excluding) the related Total Return Payment Date.

“U.S. Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time (or any successor statute).

ANNEX I

REFERENCE PORTFOLIO

Reference Obligation	Reference Entity	Reference Amount	Initial Funded Amount	Initial Price (%)	Transaction Trade Date	Transaction Settlement Date	Trade ID	Buy/Sell	Independent Amount Percentage	Buy Trade ID (if a Sell)
[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]

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ANNEX II

OBLIGATION CRITERIA

The “Obligation Criteria” are as follows:

(i)	The obligation is either a Senior Secured Obligation or a Second Lien Obligation.

(ii)	The Reference Entity is domiciled in the United States, Canada or Luxembourg.

(iii)	The obligation is denominated in USD.

(iv)	The obligation constitutes a legal, valid, binding and enforceable obligation of the applicable Reference Entity, enforceable against such person in accordance with its terms.

(v)	The obligation is (x) not a Delayed Drawdown Reference Obligation or Revolving Reference Obligation and (y) the obligation does not require any future advances to be made to the related issuer or obligor on or after the Transaction Trade Date.

(vi)	The obligation is not Subordinate.

(vii)	The obligation constitutes indebtedness for U.S. Federal income tax purposes.

(viii)	Transfers of the obligation on the Transaction Trade Date may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Master Confirmations and not the Standard Terms and Conditions for Distressed Trade Master Confirmations, in each case as published by the LSTA and as in effect on the Transaction Trade Date.

(ix)	The obligation is (x) on the Transaction Trade Date the subject of at least two (2) bid quotations from nationally recognized independent dealers in the related obligation as reported on a Pricing Service (which, in the case of Markit Partners, is as reported in the “Depth” field), or (y) otherwise consented to by the Calculation Agent (in its sole discretion).

(x)	The obligation has an Initial Price as of the Transaction Trade Date of at least 70%.

(xi)	The obligation is rated by either Moody’s or S&P, and (x) if rated by Moody’s, has on the Transaction Trade Date a Moody’s Rating of at least Caa3 and (y) if rated by S&P, has an S&P Rating of at least CCC-.

(xii)	The Reference Entity is not an Affiliate of Counterparty.

(xiii)	The aggregate outstanding amount of the obligation is at least equal to $200 million for a Senior Secured Obligation and $175 million for a Second Lien Obligation.

(xiv)	The scheduled maturity date of the obligation is not more than 8 years after the proposed Transaction Trade Date.

(xv)	The obligation is one as to which all of the Additional Obligation Criteria set forth in Annex V are satisfied.

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ANNEX III

PORTFOLIO CRITERIA

The “Portfolio Criteria” are as follows:

As of any date of determination:

(i)	The Portfolio Notional Amount shall not exceed the Maximum Portfolio Notional Amount.

(ii)	The Portfolio Notional Amount attributable to Reference Obligations that have a single Reference Entity shall be no more than 10.0% of the total Portfolio Target Amount; provided that three (3) Reference Entities are permitted to have Reference Obligations for which the aggregate Portfolio Notional Amount is each no more than 15.0% of the total Portfolio Target Amount and one (1) Reference Entity is permitted to have Reference Obligations for which the aggregate Portfolio Notional Amount is no more than 20.0% of the total Portfolio Target Amount.

(iii)	The Portfolio Notional Amount attributable to Reference Obligations having fewer than three (3) bids as reported on a Pricing Service (which, in the case of Markit Partners, is as reported in the “Depth” field) shall be no more than 15% of the total Portfolio Target Amount unless consented to by BNPP (in its sole discretion). The Reference Obligations with CUSIPs 90290PAL8 and 02922XAG3 will be excluded from this calculation unless they have zero (0) bids as reported on a Pricing Service (which, in the case of Markit Partners, is as reported in the “Depth” field).

(iv)	The Portfolio Notional Amount attributable to Reference Obligations relating to any single one of the Moody’s Industry Classifications shall be no more than 20% of the total Portfolio Target Amount, with the exception of “Healthcare & Pharmaceuticals.”

(v)	The Portfolio Notional Amount attributable to Reference Obligations relating to any single one of the Global Industry Classifications shall be no more than 20% of the total Portfolio Target Amount, with the exceptions of (i) Reference Obligations relating to “Health Care Services,” which shall be no more than 30% of the total Portfolio Target Amount, and (ii) Reference Obligations relating to “Health Care Facilities,” which shall be no more than 30% of the total Portfolio Target Amount.

(vi)	The Portfolio Notional Amount attributable to Reference Obligations which are Second Lien Obligations shall be no more than 35% of the total Portfolio Target Amount.

(vii)	The Portfolio Notional Amount attributable to CCC Reference Obligations shall be no more than 25.0% of the total Portfolio Target Amount.

(viii)	The Moody’s Weighted Average Rating Factor of all Reference Obligations in the Reference Portfolio shall be no more than 3900.

(ix)	All Reference Obligations must have at least two (2) bids as reported on a Pricing Service (which, in the case of Markit Partners, is as reported in the “Depth” field) or be otherwise consented to by BNPP.

(x)	With respect to any Reference Obligation, the Current Price of such Reference Obligation is at least 50%.

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ANNEX IV

Approved Buyers and Approved Counterparties

Bank of America, NA

The Bank of Montreal

The Bank of New York Mellon, N.A.

Barclays Bank plc

BNP Paribas

Canadian Imperial Bank of Commerce

Credit Agricole S.A.

Credit Suisse

Deutsche Bank AG

Goldman Sachs & Co.

HSBC Bank

JPMorgan Chase Bank, N.A.

Morgan Stanley & Co.

Natixis

Royal Bank of Canada

The Royal Bank of Scotland plc

Scotia Capital

Societe Generale

The Toronto-Dominion Bank

UBS AG

U.S. Bank, National Association

Wells Fargo Bank, National Association

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ANNEX V

Additional Obligation Criteria

The “Additional Obligation Criteria” are as follows:

As of any date of determination and with respect to any obligation:

1)	Counterparty does not have any communications or negotiations with the Reference Entity with respect to such obligation (directly or indirectly through an intermediary such as the seller of such obligation) in connection with the issuance or funding of such obligation or commitments with respect thereto, except for communications of an immaterial nature or customary due diligence communications; provided, that the Counterparty may provide comments as to mistakes or inconsistencies in loan documents (including with respect to any provisions that are inconsistent with the terms and conditions of purchase of the obligation).

2)	Counterparty does not earn or receive from any person any fee or other compensation for services, however denominated, in connection with the origination of such obligation, including breakage fees or any fees attributable to reduced funding requirements by the obligors.

3)	None of the Counterparty, an Affiliate of Counterparty or an entity that is commonly managed or advised by Counterparty or an Affiliate of Counterparty acts or has acted as an underwriter, placement or other agent, arranger, negotiator or structuror in connection with the issuance or origination of such obligation.

4)	If such obligation is an Inchoate Reference Obligation, (i) Counterparty has been advised or believes that the obligation will be executed on the terms presented to BNPP, regardless of whether BNPP, Counterparty or an Affiliate of Counterparty acquires the obligation and (ii) the notional amount of the obligation is less than 5% of the total principal amount of such obligation, and the economic exposure to the Counterparty and its Affiliates (including any related Transaction) in the aggregate is less than 15% of the total principal amount of the obligation.

5)	Counterparty does not hold itself out, through advertising or otherwise, as originating, lending funds, making a market in or a dealer in respect of such obligation.

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ANNEX VI

PRE-APPROVED REFERENCE OBLIGATIONS

Reference Obligation	CUSIP	Reference Entity	Reference Amount	Initial Funded Amount
Term B Loan (Second Lien) @ LIBOR 7.25% 12/19/2022	38723BAF8	Granite Acquisition, Inc.	$1,000,000	$1,000,000
TL 2nd Lien @ LIBOR 6.5% 7/25/2022	00769EAV2	Advantage Sales & Marketing Inc.	$1,000,000	$1,000,000
TLB4 @ LIBOR 8.75% 4/24/2020	89233UAN5	Toys ‘R’ Us-Delaware, Inc.	$3,500,000	$3,500,000
TL (First Lien) @ LIBOR 4.75% 4/28/2021	L3434LAC4	Evergreen Skills Lux S.? R.L.	$3,500,000	$3,500,000
Initial TL 2nd Lien @ LIBOR 8.25% 4/28/2022	L3434LAB6	Evergreen Skills Lux S.? R.L.	$2,000,000	$2,000,000
Term Advance @ LIBOR 5.75% 5/29/2020	29276MAG2	EnergySolutions, LLC	$500,000	$500,000
Reserve Based Term Loan @ LIBOR 7% 8/31/2020	31659HAG6	Fieldwood Energy LLC	$3,000,000	$3,000,000
FLLO Facility (First Lien) @ LIBOR 7.125% 9/30/2020	31659HAJ0	Fieldwood Energy LLC	$2,000,000	$2,000,000
Tranche B Term Loan (Second Lien) @ LIBOR 7% 3/25/2021	75049HAB3	RadNet, Inc.	$3,500,000	$3,500,000
Term Loan (Second Lien) @ LIBOR 8% 12/29/2023	90290PAL8	U.S. Renal Care, Inc.	$5,000,000	$5,000,000
I TBL @ LIBOR 5.25% 7/31/2020	09071FAF8	BioScrip, Inc.	$1,000,000	$1,000,000
Delayed Draw Term Loan @ LIBOR 5.25% 7/31/2020	09071FAG6	BioScrip, Inc.	$1,000,000	$1,000,000
Term Loan @ LIBOR 5.75% 4/29/2022	74909HAC3	Quorum Health Corporation	$7,000,000	$7,000,000
Tranche B Term Loan @ LIBOR 4.25% 8/16/2023	52706YAH6	Leslie’s Poolmart, Inc.	$2,000,000	$2,000,000
ITL @ LIBOR 4% 6/7/2023	55328HAE1	MPH Acquisition Holdings LLC	$1,000,000	$1,000,000
Term B Loan (First Lien) @ LIBOR 3.5% 8/20/2019	02922XAG3	American Renal Holdings Inc.	$3,000,000	$3,000,000

6